Exhibit 10.191

TENANCY IN COMMON AGREEMENT

THIS TENANCY IN COMMON AGREEMENT is made as of the 9th day of December, 2014 (the “Agreement”), by and among SH 23HUNDRED TIC, LLC, a Tennessee limited liability company (“Stonehenge”), 23HUNDRED, LLC, a Delaware limited liability company (“BR1”), and BGF 23HUNDRED, LLC, a Delaware limited liability company (“BR2”).

RECITALS

A.           Stonehenge, BR1 and BR2 are tenants in common with respect to certain real Property commonly known as 23Hundred, located in the City of Berry Hill, Davidson County, Tennessee, and legally described on Exhibit “A” attached hereto (the “Property”). Title to the Property is owned by the parties hereto as tenants in common in the following percentages (the “Percentage Interests”):

Stonehenge:	34.8383%
BR1 :	42.2287%
BR2:	22.9330%

The parties hereto are sometimes referred to individually as a “Co-Tenant” and collectively as the “Co-Tenants,” and their collective arrangement, the “Co-Tenancy.”

B.           The Property is presently encumbered by a loan in the original principal amount of $23,569,000.00 (the “Loan”), made October 18, 2012 by Fifth Third Bank (“Lender”) in favor of BR1, which loan has been assumed, in part, by Stonehenge and BR2 as tenants in common with BR1, pursuant to that certain Assumption Agreement, dated as of even date herewith, by and among Lender and the Co-Tenants, to be recorded in the real property records of Davidson County, Tennessee.

C.           In connection with the Loan, Stonehenge has caused its affiliates, Todd Jackovich, an individual and resident of the State of Tennessee, to personally guarantee the completion of the development of the Property and repayment of the Loan (hereinafter referred to as “Guarantor,” and such guaranty is hereinafter referred to as a “Guaranty”), and Cumberland Ventures, L.P. to issue a letter of credit in favor of Lender as a credit enhancement to the Guaranty (hereinafter referred to as “LOC Guarantor,” and such letter of credit is hereinafter referred to as the “LOC”).

D.           The parties desire to memorialize their agreement regarding the operations of the Property so long as title thereto remains vested in them, as Co-Tenants.

E.           BEMT Berry Hill, LLC, an indirect owner of BR1 (“BEMT”) is executing this Agreement solely with respect to its obligations under Section 13 of this Agreement. BEMT is not a Co-Tenant, does not own a Percentage Interest and is undertaking no other obligations under this Agreement other than those set forth in Section 13 hereof.

AGREEMENTS

NOW, THEREFORE, for and in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Co-Tenancy.

(a)          Each Co-Tenant acknowledges and confirms that it owns or will own its interest in the Property as a tenant in common with the other Co-Tenants, and that each Co-Tenant's undivided interest in the Property is equal to its Percentage Interest.

(b)          The purposes of the Co-Tenants with respect to the Property are: (i) to acquire, manage, lease, mortgage and dispose of the Property; and (ii) to take such other actions as the Co-Tenants deem necessary or advisable to carry out the foregoing. The Co-Tenants intend to take and hold the Property for investment purposes only. The Co- Tenants shall only engage in activities that are customary services in connection with the maintenance and repair of the Property. Specifically, neither the Co-Tenants nor their agents shall provide services: (a) that are not “customary services” within the meaning of Revenue Ruling 75-374, 1975-2 C.B. 261; (b) the payment for which would not qualify as “rent” as defined by Section 512(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Regulations thereunder; or (c) the payment for which would not qualify as “rents from real Property” as defined by Code Sections 856(c)(2)(C) and 856(c)(3)(A) and the Treasury Regulations thereunder.

(c)          Without limitation of the preceding paragraph, none of the Co-Tenants shall have any fiduciary duty or obligation to any other Co-Tenant by reason of ownership of such Co-Tenant's interest in the Property or by reason of this Agreement. Each Co-Tenant and the partners, officers, directors, members, managers, and shareholders of each Co-Tenant may engage in whatever activities they choose, whether competitive with the Property or otherwise, without having or incurring any obligation to offer any interest in any such activities to any other Co-Tenant. Neither this Agreement nor the interest of any Co-Tenant in the Property nor the relationship among the Co- Tenants shall prevent any Co-Tenant, or the partners, officers, directors, members, managers, and shareholders of any Co-Tenant, from engaging in such activities, or require participation in such activities by any other Co-Tenant.

(d)          For so long as the Loan, or any portion thereof, remains outstanding, the Co-Tenants hereby waive any right they may have to partition the Property or to file a partition action relating to the Property and specifically covenant not to undertake any such action.

2.           Disclaimer of Entity Status.

(a)          Each Co-Tenant expressly disclaims any intention to create a partnership, corporation, or other business entity with the other Co-Tenants, or between the Co-Tenants and any other person. Nothing in this Agreement shall make any Co-Tenant a partner or agent of another Co-Tenant or any other person. The Co-Tenants shall not conduct business under a common name or hold themselves out as partners, shareholders, or members of a business entity.

(b)          The Co-Tenants hereby agree that their joint ownership of the Property as tenants-in-common shall be excluded from Subchapter K of the Code and the Co-Tenants will report on their federal, state and local income tax returns all items of income, deduction, credits and expense consistent therewith which result from their Interests as provided in Treasury Regulation Section 1.761-2(b). No Co-Tenant shall notify any federal, state or local taxing authority that such Co-Tenant desires that Subchapter K of the Code apply to the Co-Tenants and each Co-Tenant hereby agrees to indemnify, protect, defend and hold the other Co-Tenants free and harmless from all costs, liabilities, tax consequences and expenses, including, without limitation, attorneys' fees, which may result from any Co-Tenant taking any action or failing to take any action where such act or failure to act violates the provisions of this Section 2 of the Agreement.

(c)          No Co-Tenant shall be liable in its capacity as a Co-Tenant for the debts or obligations incurred by any other Co-Tenant with respect to the Property or otherwise, and no Co-Tenant shall have any authority, other than as provided herein, to act on behalf of any other Co-Tenant or to impose any obligation with respect to the Property.

(d)          Notwithstanding anything to the contrary in this Agreement, at no time shall the number of Co-Tenants exceed the limit set forth in Revenue Procedure 2002-22, 2002-1 C.B. 733, as such limit may be modified from time to time.

3.           Finance.

(a)          Except as otherwise provided herein, each Co-Tenant shall be entitled to such Co-Tenant's Percentage Interest of all revenues (including, without limitation, revenues derived from dispositions or refinancing of the Property) and receipts derived from the Property and the business of the Co-Tenants (including loan proceeds).

(b)          Except as otherwise provided herein, each Co-Tenant shall be responsible for payment of such Co-Tenant's Percentage Interest of all of the expenses and expenditures pertaining to the Property and each Co-Tenant shall be liable for such Co- Tenant's Percentage Interest of all liabilities pertaining to the Property. Notwithstanding the above or anything else to the contrary in this Agreement, the obligations of Co- Tenants to Lender in connection with the Loan shall be joint and several.

(c)          Notwithstanding Paragraph 3(a) above, all revenues and receipts of the Co-Tenants derived from the Property (including loan proceeds) shall be first applied to payment of or provision for all expenses and expenditures pertaining to the Property, including but not limited to the payment of the Loan pursuant to its terms, as determined by the Co-Tenants. All receipts shall be deposited in a bank account or accounts established by or at the direction of the Co-Tenants, and all disbursements for such expenses and expenditures shall be withdrawn therefrom.

(d)          If, after the application of revenues and receipts as provided in Section 3(c) above, additional cash funds (''Additional Cash”) are required to fund the items contemplated in the Operating Budget (as hereinafter defined) beyond those funds generated by the Property, then the Co-Tenants may make a request for said Additional Cash in the form of a cash call notice (the “Cash Call Notice”). Each Cash Call Notice shall be in writing and shall set forth: (i) the total amount of the Additional Cash so required; (ii) each Co-Tenant's share thereof (which shall be an amount equal to the product of (x) the Additional Cash set forth in the Cash Call Notice and (b) the Percentage Interests for each Co-Tenant; and (iii) the specific proposed use of the funds requested. Each Co-Tenant shall deliver to the Property Manager said Co-Tenant's share of the Additional Cash as set forth in the Cash Call Notice within ten (10) days from the date of said notice. The terms “Initial Cash” and “Additional Cash” may be hereinafter referred to together as “Cash Contributions” where appropriate.

(e)          Except as specifically provided in this Agreement, no interest shall be paid to any Co-Tenant with respect to any Cash Contributions.

(f)          If any Co-Tenant fails to honor a request to fund its share of any Additional Cash as set forth in any Cash Call Notice in accordance with the terms hereof (a “Defaulting Co-Tenant”), such failure shall be a default hereunder and the other Co- Tenants may, in their sole discretion, fund the shortfall and elect to treat the funds necessary to cover the shortfall as a Default Loan (defined below) pursuant to Section 3(g) below.

(g)          Any Co-Tenant who is not a Defaulting Co-Tenant (a “non-defaulting Co-Tenant”) may advance the Defaulting Co-Tenant's share of the shortfall described in the preceding paragraph on behalf of the Defaulting Co-Tenant and such funds shall be treated as a loan (“Default Loan”) to the Defaulting Co-Tenant from the advancing Co- Tenant (the “Lending Co-Tenant”), and such Default Loan shall bear interest at a rate equal to the lesser of (i) eighteen percent (18%) per annum, or (ii) the maximum rate allowable by law, until repaid. If a Lending Co-Tenant makes a Default Loan to a Defaulting Co-Tenant, then all subsequent cash distributions from the Property that would otherwise be payable to the Defaulting Co-Tenant shall be paid to the Lending Co- Tenant until the Default Loan(s) is paid in full, including all interest due thereon. If the sum of the Default Loans Lending Co-Tenants wish to make is more than the shortfall of the Defaulting Co-Tenant, the Lending Co-Tenants shall allocate the aggregate Default Loan amount among them according to their relative Percentage Interests without consideration of the Defaulting Co-Tenant's Percentage Interest, or as they might otherwise agree.

(h)          If: (i) an event of default occurs under the Loan or, in the reasonable opinion of the Stonehenge, an event of default under the Loan is imminent; (ii) funds sufficient to cure or avoid such event of default under the Loan are not available from existing cash flow or applicable reserves; and (iii) such default is not a result of any act or omission involving knowing violations of the law, material breach of this Agreement, fraud, bad faith, willful misconduct or gross negligence on the part of Stonehenge or its affiliates, then Stonehenge shall have the unilateral right to make a call for Additional Cash. If any of the other Co-Tenants fail to fund their share of such Additional Cash, then such Co-Tenants shall be deemed to be a Defaulting Co-Tenant and Stonehenge shall have the unilateral right to do one or more of the following: (1) borrow the required funds (whether from a Co-Tenant or an unrelated third party), (2) sell the Property in a bona fide sale at fair market value (whether to a Co-Tenant or an unrelated third party), negotiate, compromise or settle any outstanding claim arising in connection with the Loan or any other loan, or (4) directly fund any amounts necessary to cure any default under the Loan, in which event an amount equal to the product of (x) the amount so funded by Stonehenge to cure the default under the Loan and (y) the Defaulting Co- Tenant's Percentage Interest shall be deemed a Default Loan and treated accordingly pursuant to Section 3(g). This provision shall not be for the benefit of any ·creditor of the Co-Tenants (including a trustee in bankruptcy), and no creditor (including a trustee in bankruptcy) shall have the right to force any of the Co-Tenants to make any such contributions or loans. For purposes of effecting the provisions of this Section 3(h) only, Stonehenge is hereby irrevocably appointed attorney-in-fact for the other Co-Tenants (without requiring any of them to act as such), such appointments being coupled with an interest, to execute, deliver and file such documentation, on behalf of the appointing Co- Tenant, to give effect to the transactions contemplated by this Section 3(h). Notwithstanding the foregoing, no such exercise of the rights enumerated in this Section 3(h) by Stonehenge may materially change or adversely affect the economic rights or interests in the Property or Co-Tenancy of BR1 or BR2 without the prior written consent of the BR1 and BR 2.

(i)          Each Co-Tenant agrees that this Agreement, and all rights and privileges and remedies of each Co-Tenant hereunder, including without limitation, any rights of Co-Tenants to receive distributions, and any rights of first refusal (including any such rights arising under Section 363(i) of Chapter 11 of the United States Bankruptcy Code), rights of first offer, purchase options or other similar rights, are subject and subordinate to the deed of trust and the other loan documents with respect to the Loan (the “Loan Documents”), the payments due thereunder, and the liens created thereby, and to all rights of the Lender thereunder.

(j)          Notwithstanding anything to the contrary contained herein, each Co- Tenant hereby agrees, for so long as the Loan (or any portion thereof) is outstanding, to forbear its enforcement of any lien rights, whether statutory or otherwise, that it may have against the Property or the co-tenancy interest of any other Co-Tenant.

(k)          The Co-Tenants agree that as long as the Loan is outstanding, the Lender shall be a third-party beneficiary of the provisions of the Agreement that relate to the Loan, or the right or obligations of the Co-Tenants in relation to the Loan.

(l)          During the period the Loan is outstanding, the Co-Tenants shall not be allowed to amend the Agreement without the prior written consent of Lender, which will not be unreasonably withheld or delayed.

(m)          The Co-Tenants shall execute any and all documents as may be reasonably required by Lender in connection with the Loan. Each Co-Tenant agrees to promptly respond to requests for information from Lender in connection with the Loan.

(n)          It is agreed that no Co-Tenant shall be permitted to sell, transfer or further encumber its interest except in accordance with the terms of the Loan Documents.

4.           Management.

(a)          All day to day management of the Property shall be undertaken by Matrix Residential, LLC, a Georgia limited liability company (“Property Manager”), pursuant to the Management Agreement attached hereto as Exhibit “D” (the “Property Management Agreement”). Certain activities at the Property shall be undertaken by Stonehenge Real Estate Group, LLC, a Georgia limited liability company, in its capacity as developer pursuant to that certain Development Agreement dated as of October 18, 2012, by and between Stonehenge Real Estate Group, LLC and BR1, as amended and assumed, in part, by BR2 and Stonehenge as of the date of this Agreement (“Development Agreement”).

(b)          All management decisions affecting the Property other than those described in Section 4(a) or Section 4(c) hereof shall be made by the written approval of Co-Tenants holding a majority of the Percentage Interests.

(c)          Notwithstanding anything contained in this Agreement or the Property Management Agreement to the contrary, without the unanimous written approval of the Co-Tenants, neither any Co-Tenant(s) nor the Property Manager shall take any of the following actions:

(i)          Dispositions. Sell, exchange, convey, or otherwise transfer all or any portion of the Property.

(ii)         Leasing. Lease all or any portion of the Property other than in accordance with (i) the form of lease attached to the Property Management Agreement (or any successor Property management agreement) and (ii) the leasing parameters established by the Co-Tenants in connection with approval of the annual Operating Budget and in accordance with the Property Management Agreement.

(iii)        Borrowings. Borrow money secured by any interest in the Property or execute any promissory note, evidence of indebtedness, guaranty, or the like, which is secured by any interest in the Property.

(iv)        Operating Budgets. Approval of any annual Operating Budget for the Property, or incurring or approving any costs or expenses relating to the operation and ownership of the Property not authorized by an approved Operating Budget.

(v)         Amendments. Approve any modification or amendment of this Agreement.

(vi)        Litigation. Commence any action or proceeding to enforce the terms and conditions of agreements to which the Co-Tenants are a party or otherwise initiate litigation or other similar proceeding, or settle any litigation or threatened litigation that will affect, restrict, or limit the ability of the Co-Tenancy to conduct its business.

(vii)       Tax Elections. Select or change accounting methods or make any other elections or decisions (other than ministerial decisions) with respect to federal, state, local, or foreign tax, accounting, or other similar financial matters affecting the Co-Tenancy, to the extent applicable.

(viii)      Violations. Do any act in contravention of this Agreement or any other law, rule, regulation or requirement of any governmental authority or agency.

(ix)         Impossibility. Do any act which would make it impossible to carry on the ordinary business of the Co-Tenancy.

(x)          Guaranty Exposure. Take any action which would reasonably be expected to expose Stonehenge, Cumberland Ventures, L.P., Jeffrey K. Hepper, Todd Jackovich, BR1 or BR2 or any affiliate thereof to liability under any Guaranty, or which would cause Lender to make any draw upon the LOC in connection with the Loan.

(xi)         Property Manager. Terminating the Property Manager, renewing the Property Management Agreement at the expiration of its term, hiring any replacement Property manager, or executing any related Property management agreement for the Property.

(xii)        Purchase and Sale Agreement. Entering into any purchase and sale agreement for the sale of the Property, and making decisions with respect to such sale in accordance with said purchase and sale agreement.

(xiii)       Title Matters. Entering into, amending, or terminating any condominium declaration, easement, restrictive covenant, or other instrument or agreement affecting title to the Property, or any amendment or modification of same.

(xiv)      Liens. Except for liens arising by operation of law, and except for liens arising in connection with any financing of the Property approved by the Co- Tenants, consensually subjecting all or any portion of the Property to any mortgage, lien, or other monetary encumbrance.

(xv)       Environmental Matters. Taking any actions involving environmental matters and/or involving alleged violations of environmental laws in connection with the Property.

(xvi)      Service Contracts. Except as expressly authorized pursuant to any approved property management agreement, entering into any service contract or agreement relating to the Property, or modifying or amending any such service contract or agreement.

(xvii)     Capital Improvements. Make any capital improvements to the Property or permit capital improvements to be made to the Property, except for such capital improvements as are (A) consistent with a currently effective Operating Budget; or (B) required pursuant to an approved lease; or (C) required by any governmental authority having jurisdiction; or (D) required by any applicable loan documents.

To the extent the Co-Tenants are unable to agree on the decisions enumerated above, the Co-Tenants have agreed to the buy/sell provisions set forth on Exhibit “C” attached hereto and incorporated herein by reference.

(d)          Annual Operating Budgets.

(i)          Pursuant to the terms of any Property management agreement entered into by the Co-Tenants, the Property Manager (or successor thereto), with the input of Stonehenge Real Estate Group, LLC solely during and in accordance with the term of the Development Agreement, shall be directed to prepare and submit to the Co-Tenants, prior to November 1 for the following calendar year, a proposed annual budget relating to the operation, maintenance, insurance, repair, and leasing of the Property for such calendar year. The Co-Tenants shall promptly review and either approve or provide comments and/or proposed modifications to each such proposed annual operating budget for the Property within thirty (30) days after receipt thereof. Failure to respond in writing within thirty (30) days of receipt of any such proposed operating budget shall be deemed such Co-Tenant's approval of such proposed operating budget. Any such budget which is approved by the Co-Tenants shall be referred to herein as an “Operating Budget.”

(ii)         Until final approval of a proposed operating budget has been given, the Property Manager may operate the Property on the basis of the previous calendar year's approved Operating Budget, together with a three percent (3%) increase in expenditures under such budget (or such greater amount as the Co- Tenants shall agree to) until the end of the calendar year for such proposed operating budget, and a further three percent (3%) increase (or such greater amount as the Co-Tenants may agree to) at the beginning of each successive calendar year if such final approval has not then been given; provided, however, that the amount budgeted for capital expenditures for the subject calendar year shall be limited to the amount that the Co-Tenants are able to agree upon or, if they are unable to agree, then such amounts shall be zero for such calendar year except for capital expenditures required to be made by law or pursuant to a legally binding obligation of the Co-Tenancy which previously has been incurred, entered into or approved in accordance with the terms of this Agreement, including, without limitation, any Loan.

(iii)        Any amendments to and deviations from an approved Operating Budget shall require the unanimous approval the Co-Tenants, except as otherwise provided in subparagraph 4(d)(ii) above or in the Property Management Agreement.

5.           Transferability of Co-Tenancy Interest.         Except as specifically provided in this Agreement and subject to compliance with any loan (and associated loan documents) secured by the Property, including the Loan, each Co-Tenant may sell, transfer, convey, pledge, encumber or hypothecate its Co-Tenancy Interest or any part thereof, provided that (a) any transferee shall take such Co-Tenancy Interest (or portion thereof) subject to this Agreement and the Property Management Agreement, (b) the transferor and transferee shall execute and cause to be recorded an assignment and assumption agreement whereby (i) transferor assigns to transferee, to the extent of the Co-Tenancy Interest being transferred, all of its right, title and interest in and to this Agreement and the Property Management Agreement; and (ii) transferee assumes and agrees to perform faithfully and to be bound by all of the terms, covenants, conditions, provisions and agreements of this Agreement and the Property Management Agreement with respect to the Co- Tenancy Interest to be transferred and (c) such transferor and transferee shall execute and cause to be recorded any related loan assumption agreements required by the lender under any financing secured by the Property, including the Loan. Upon execution and recordation of such assumption agreements, the transferee shall become a party to this Agreement and the Property Management Agreement and any such financing without further action by the other Co-Tenants. Notwithstanding anything contained in this Section 5 to the contrary, in no event shall any transfer by BR1 of its Co-Tenancy Interest pursuant to this Section 5, or the transfer of BEMT's indirect equity interest in BR1, release Bluerock Residential Holdings, LP from its obligations under the Parent Joinder attached to this Agreement, the parties agreeing that Bluerock Residential Holdings, LP shall be liable to Stonehenge to the extent set forth in Section 13(d) of this Agreement in the event of a transfer of a Co-Tenancy Interest by BR1, or the transfer of BEMT's indirect equity interest in BR1, and the subsequent failure of any successor to perform pursuant to Section 13 of this Agreement.

6.           Books and Records. The Co-Tenants shall cause the Property Manager to maintain, or cause to be maintained, accurate and complete books and records pertaining to the Property, and the Property Manager shall furnish, or cause to be furnished, to each Co-Tenant, such information as such Co-Tenant may reasonably require pertaining to the Property for inclusion on such Co-Tenant's federal and state income tax returns.

7.           Notices.

(a)          All notices, consents and other communications permitted or required hereunder shall be in writing and shall be delivered by commercial overnight courier, personally delivered, or given by electronic mail (with confirmation by hard copy delivered by personal delivery or overnight courier on the next business day), to the following addresses (or to such new address as the addressee of such a communication may have notified the others thereof):

if to Stonehenge:	SH 23Hundred TIC, LLC
c/o Stonehenge Real Estate Group, LLC
3200 West End Avenue, Suite 500
Nashville, TN 37203
Attention: Todd Jackovich
Email: toddj@stonehengereg.com

with copies to:	Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Attention: Eric R. Wilensky, Esq.
Email: eric.wilensky@nelsonmullins.com

if to BR1 or BR2:	c/o Bluerock Residential Growth REIT, Inc.
712 Fifth Avenue
Ninth Floor
New York, New York 10019
Attention: Michael Konig
Email: mkonig@bluerockre.com

with copies to:	Kaplan Voekler Cunningham & Frank, PLC
1401 E. Cary St.
Richmond, VA 23219
Attention: Richard P. Cunningham, Esq.
Email: RCunningham@kv-legal.com

(b)          If sent by email, a notice shall be deemed given when such email or facsimile is transmitted to the notice address or number, and shall be deemed received on that same day unless given after 6:00 p.m. in the receiving location, in which case such receipt shall be the next business day. If personally delivered, a notice shall be deemed given and received upon such delivery. If sent by overnight courier service, a notice shall be deemed given upon deposit with such courier and deemed received upon actual receipt or refusal of delivery at the notice address. Notices from or signed by the legal counsel for a party shall be equally effective as a notice from such party itself.

8.           Governing Law. This Agreement shall be governed and construed in all respects by and in accordance with the internal laws of the State of Tennessee.

9.           Complete Agreement; Headings; Miscellaneous.

(a)          This instrument, together with the Property Management Agreement and the Development Agreement, constitutes the entire written agreement and understanding of the Co-Tenants pertaining to the Property, and there are no prior or contemporaneous written or oral agreements, undertakings, promises, covenants or warranties not contained herein. No modification or amendment of this Agreement shall be binding upon any of the parties hereto, unless in writing executed by the Co-Tenants.

(b)          Paragraph and section headings are for convenience of reference only, and are not part of this Agreement, and shall not be deemed to be an accurate or complete description of the matters described therein.

(c)          No waiver by any Co-Tenant of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such Co-Tenant. No delay or omission in the exercise of any right or remedy accruing to any Co-Tenant upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by any Co- Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. No Co-Tenant shall be deemed to have ratified or acquiesced to any act of any other Co-Tenant in violation of this Agreement unless such ratification or acquiescence is in writing and signed by the Co-Tenant to be charged therewith.

(d)          In the event that any party hereto brings or commences legal proceedings against any party to this Agreement to enforce any of the terms of this Agreement, the prevailing party in such action shall be entitled to receive from the non-prevailing party reasonable attorneys' fees and costs incurred in connection with enforcing this Agreement.

(e)          Time is of the essence in all provisions of this Agreement.

10.          Severability. In the event that any provision of this Agreement shall be unenforceable, in whole or in part, such provision shall be limited to the extent necessary to render the same valid and enforceable or shall be excised from this Agreement, as circumstances may require, and this Agreement shall be construed as if such provision had been incorporated herein as so limited, or as if said provision had not been included herein, as the case may be.

11.          Approved Affiliate Transactions. No Co-Tenant shall engage any affiliate to perform any service or activity for the Co-Tenancy without the unanimous approval of the Co- Tenants. Notwithstanding the foregoing, the Co-Tenants hereby agree that, Stonehenge Real Estate Group, LLC, a Georgia limited liability company and an affiliate of Stonehenge, has been engaged by BR1 to serve as developer of the Property pursuant to that certain Development Agreement, attached hereto as Exhibit “B” and incorporated herein by reference, which has been assumed by the other Co-Tenants.

12.          Indemnity.

(a)          Each Co-Tenant hereby indemnifies, defends and holds harmless the other Co-Tenants and their respective officers, directors, members, managers, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys' fees) (“Losses”) to the extent arising out of the fraud, gross negligence or willful misconduct on the part of, or by such Co-Tenant.

(b)          The Co-Tenants hereby jointly and severally indemnify, defend and hold harmless the Guarantor and LOC Guarantor in connection with the Guaranty and the pledge of the LOC from and against all Losses incurred by Guarantor or LOC Guarantor as a result of Lender seeking recourse under the Guaranties or any draw by Lender upon the LOC, other than Losses arising out of the fraud, gross negligence or willful misconduct on the part of, the Guarantor or the LOC Guarantor. If any Co-Tenant is required to indemnify either Guarantor or LOC Guarantor pursuant to this Section 12(b) in an amount greater than such Co-Tenant's Percentage Interest of the Losses incurred by Guarantor or LOC Guarantor (the “Paying Co-Tenant”), then each other Co-Tenant shall contribute to such Paying Co-Tenant an amount equal to such other Co-Tenant's Percentage Interest of the Losses for which the Paying Co-Tenant has indemnified.

13.          Put Right.

(a)          At any time after February 28, 2015, if the Property has not been sold (which shall mean the Property has been conveyed pursuant to a sales agreement to a third party, and proceeds distributed in accordance with Section 2 hereof), then Stonehenge shall have the right to deliver to BEMT a notice (a “Forced Sale Notice”) stating that Stonehenge wishes to sell its Co-Tenancy Interest to BEMT for a price equal to fair market value, as determined by either, (i) appraisal (by a national appraiser, licensed in the State of Tennessee with an office in the Nashville, Tennessee market), (ii) the average opinions of value (rendered by less than three national commercial real estate brokers with a presence in the Nashville market, at least one of which may be Jones, Lang, LaSalle), or (iii) other mechanism, reasonably agreed to by the parties, multiplied by Stonehenge's Percentage Interest (the “Forced Sale Purchase Price”). Following receipt of a Forced Sale Notice, BEMT shall be required to purchase Stonehenge's Percentage Interest in the Property (“Stonehenge's Co-Tenancy Interest”) for an amount equal to the Forced Sale Purchase Price no later than ninety (90) days from the date of the Forced Sale Notice (the “Forced Sale Date”). Stonehenge shall cooperate with BEMT to procure the consent of any lender secured by the Property (a “Secured Lender”) to any transfer pursuant to this Section 13 and (ii) effectuate the release of the Guaranty and the LOC. In connection therewith, Bluerock Residential Holdings, LP, a Delaware limited partnership, shall offer itself as a replacement Guarantor or, to the extent unacceptable to Secured Lender, BEMT shall be obligated to provide an alternative replacement guarantor, with credit suitable to Secured Lender in order to secure the release of the Guaranty and the LOC, and, if the Lender will not consent to the transfer, BEMT shall be obligated to use its commercially reasonable efforts to refinance the Loan (which shall include the offering of Bluerock Residential Holdings, LP, or such other alternative replacement guarantor parties, as a guarantor in connection with such refinancing). Such sale shall be on an “as-is” basis with no representations or warranties with respect to Stonehenge's Co-Tenancy Interest except that Stonehenge's Co-Tenancy Interest is owned by Stonehenge, free and clear of any liens (other than the deed of trust and/or other documents securing the Loan, and/or other liens which have been voluntarily created by the Co-Tenants) and that Stonehenge has due authority to effect the applicable sale and subject only to customary closing conditions and prorations and adjustments for transfers of real property (and shall not be subject to any financing contingency) as set forth in the Forced Sale Notice.

(b)          Transfer of Stonehenge's Co-Tenancy Interest shall be by limited warranty deed and bill of sale and assignment, free and clear of all liens or encumbrances (other than matters of record identified on Stonehenge's Owner's title insurance policy and such other encumbrances consented to by the Co-Tenants), with warranties that Stonehenge holds title to and is conveying Stonehenge's Co-Tenancy Interest free and clear of any encumbrances, other than the Loan. All deeds, bills of sale, assignments and other conveyancing documents and instruments of transfer shall be in form and substance reasonably satisfactory to the purchasing party as may be necessary or reasonably required to effectuate the sale and transfer to the purchasing party in accordance with the terms hereof. Other than each Co-Tenant's own legal expenses, which shall be borne solely by such Co-Tenant, closing costs in connection with the sale of Stonehenge's Co- Tenancy Interest, including, without limitation, recording costs, and recording taxes, shall be paid by the party that would customarily bear such cost in the jurisdiction where the Property is located. BEMT shall bear the costs of title insurance fees and transfer taxes, along with any fees associated with a lender's approval of such transaction including any assumption or review fees. BEMT shall cause the Guarantor affiliated with Stonehenge to be released from liability under the Guaranty arising from and after such sale, and for the LOC to be released in full.

(c)          To the extent Stonehenge has elected to exercise the right set forth in this Section 13, neither BR1 nor BR2 shall have the right to exercise the buy/sell provisions set forth on Exhibit “C” hereto; provided, however, if any such buy/sell rights have been exercised prior to BEMT's receipt of the Forced Sale Notice, then Stonehenge will not have the right to exercise its rights under this Section 12 to interrupt or avoid the implementation of the buy/sell provisions set forth on Exhibit “C” hereto.

(d)          Should BEMT fail to perform pursuant to this Section 13, then Stonehenge shall be entitled to avail itself of any and all remedies available at law or in equity, including, without limitation, an action for specific performance against BEMT; provided, that, if, following the exercise of commercially reasonable efforts following receipt of the Forced Sale Notice (which commercially reasonable efforts shall include, without limitation, offering BR Residential Holdings, LP, as a replacement guarantor to Secured Lender in connection with the transaction described in this Section 13), BEMT is unable to cause any Secured Lender to consent to the release of the Guaranty and the release of the LOC (and BEMT's subsequent failure to refinance the Loan), then Stonehenge shall not be entitled to avail itself of any of the foregoing remedies and the Co-Tenants shall proceed to market and sell the Property on commercially reasonable terms.

14.          Exchange Cooperation. Any Co-Tenant (or owner of a Co-Tenant) choosing to purchase all or part of any other Co-Tenant's Interest pursuant to this Agreement shall cooperate, at no cost or expense to such purchasing Co-Tenant, with any selling Co-Tenant (or owner of such Co-Tenant) choosing to structure the sale of its Interest as a tax-deferred exchange pursuant to Code Section 1031 and the regulations thereunder.

15.          Memorandum. The Co-Tenants acknowledge and agree that they will execute and record the Memorandum of Tenancy in Common Agreement in the land records of Davidson County, Tennessee in the form of Exhibit “E” attached hereto in lieu of the recordation of this Tenancy in Common Agreement.

16.          Construction Contracts. In connection with the development of the Property, certain contractors and design professionals were engaged to perform various services pursuant to service agreements and contracts, as more particularly described on Exhibit “F” attached hereto and by this reference made a part hereof (collectively, the “Construction Contracts”). The Construction Contracts have been entered into by BR1, as predecessor-in-title to the Co- Tenants. Following the date of this Agreement, should BR2 or Stonehenge, or any member or affiliate thereof, request that the rights of BR1 under the Construction Contracts be enforced, including, without limitation, any warranty rights thereunder, then BR1 shall agree to take such commercially reasonable ..action to enforce such rights, at the direction of the party or parties making such request, such that BR2 and/or Stonehenge shall have the same rights to enforce the terms and conditions of the Construction Contracts as if such Construction Contracts were entered into by BR2 and Stonehenge.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Co-Tenants have executed this Tenancy In Common Agreement as of the date first above written.

STONEHENGE:

SH 23HUNDRED TIC, LLC, a Tennessee limited liability company

By:	Stonehenge 23Hundred JV Member, LLC, a Tennessee limited liability company, its sole Member

By: Stonehenge 23Hundred Manager, LLC, a Tennessee limited liability company, its Manager

	By:	Stonehenge Real Estate Group, LLC, a Georgia limited liability company, its Manager

		By:	/s/ Todd Jackovich
Todd Jackovich, its Manager

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

SIGNATURE PAGE TO TENANCY IN COMMON AGREEMENT

IN WITNESS WHEREOF, the Co-Tenants have executed this Tenancy In Common Agreement as of the date first above written.

STONEHENGE:

SH 23HUNDRED TIC, LLC

By: Stonehenge 23Hundred JV Member, LLC, a Tennessee limited liability company, its sole member

By: Stonehenge 23Hundred Manager, LLC, a Tennessee
limited liability company, its Manager

By: Stonehenge Real Estate Group, LLC, a Georgia limited
liability company, its Manager

By:
Todd Jackovich, its Manager

BR1:

23HUNDRED, LLC

By: BR Stonehenge 23Hundred JV, LLC, a Delaware limited
liability company, its sole member

By: BR Berry Hill Managing Member, LLC, a Delaware limited
liability company, its manager

By: BEMT Berry Hill, LLC, a Delaware limited liability company, its manager

By: Bluerock Residential Holdings, LP, a Delaware limited
partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland
corporation, its general partner

By:	/s/ Michael L. Konig
Michael L. Konig, its Senior Vice President and Chief Operating Officer·

SIGNATURE PAGE TO TENANCY IN COMMON AGREEMENT

BR2:

BGF 23HUNDRED, LLC

By: Bluerock Growth Fund, LLC, a Delaware limited liability
company, its sole member

By: Bluerock Fund Manager, LLC, a Delaware limited liability company, its manager

By:	/s/ Jordan Ruddy
Jordan Ruddy, its Authorized Signatory

BEMT:

BEMT BERRY HILL, LLC

By: Bluerock Residential Holdings, LP, a Delaware limited
partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland
corporation, its general partner

By:	/s/ Michael L. Konig
Michael L. Konig, its Senior Vice President and Chief Operating Officer

PARENT JOINDER

This joinder (this “Parent Joinder”) is attached to and made a part of the foregoing Agreement and all terms capitalized but not defined herein shall have the respective meanings given to them in the Agreement. The undersigned, Bluerock Residential Holdings, LP, a Delaware limited partnership, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby duly executes with proper authority and joins in the execution of this Agreement, and agrees that it is jointly and severally liable, as a principal and not as a surety, for breaches of the obligations of BEMT pursuant to Section 13 of the Agreement. Following a failure of BEMT (or any successor-in-interest thereto) to comply with the provisions of Section 13 following the exercise of Stonehenge's rights thereunder (but subject to the proviso contained in Section 13(d)) Stonehenge shall have the right to proceed directly against the undersigned without first making written demand to BEMT (and without any obligation to bring suit against BEMT) for the satisfaction of any such obligations.

The undersigned is an indirect owner of BR1, will derive substantial benefits from the transactions described in the Agreement and acknowledges that the execution of this Parent Joinder is a material inducement and condition to Stonehenge's execution of the Agreement. The undersigned represents and warrants that it has the legal right, power, authority and capacity to execute this Parent Joinder, that such execution does not violate the organizational documents of the undersigned, or any other agreement or instrument by which the undersigned is bound, and that this Parent Joinder is binding and enforceable against the undersigned.

The undersigned unconditionally waives any guarantor or suretyship defenses that might otherwise be available to it with respect to its obligations under this Parent Joinder.

The provisions set forth in Sections 7-9 of the Agreement are hereby incorporated by reference into this Parent Joinder as if fully set forth herein.

BLUEROCK RESIDENTIAL HOLDINGS, LP,
a Delaware limited partnership

By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation
Its:	General Partner

	By:	/s/ Michael L. Konig
	Name:	Michael L. Konig
	Its:	Senior Vice President and Chief Operating Officer

EXHIBIT “A”

LEGAL DESCRIPTION

Being a tract of land lying in the City of Berry Hill, Davidson County, Tennessee and being more particularly described as follows:

Commencing at the intersection of the southerly right-of-way line of Bradford Avenue, 50 feet in width, and the easterly right-of-way line of Franklin Pike;

Thence North 71 deg 02 min 40 sec East. 24.81 feet to an existing hole in concrete on the southerly right-of-way line of Bradford Avenue, being the true point of beginning for this tract;

Thence with the southerly right..-of-way line of Bradford Avenue, North 71 deg 02 min 40 sec East, 325.22 feet to an existing iron rod at a corner common with the property conveyed to Melpark Properties Management, L.P., of record in Book 11037, page 674 at the Register's Office for Davidson County, Tennessee;

Thence leaving the southerly right-of-way line of Bradford Avenue with the westerly line of said Melpark Properties Management, South 18 deg 30 min 38 sec East, 367.50 feet to an existing concrete monument on the northerly right-of-way line of Melpark Drive, right-of-way width varies;

Thence with the northerly right-of-way line of Melpark Drive for the following three calls:

1)        South 71 deg 02 min 47 sec West, 150.00 feet to an existing iron rod,

2)        South 74 deg 01 min 17 sec West, 135.11 feet to an existing iron rod,

3)        South 70 deg 45 min 21 sec West, 40.02 feet to an existing iron rod at the beginning of a radius return to Franklin Pike;

Thence with a curve to the right having a radius of 25.00 feet, a curve length of 39.30 feet and a chord bearing and distance of North 63 deg 32 min 46 sec West, 35.38 feet to an existing concrete monument on the easterly right-of-way line of Franklin Pike;

Thence with the easterly right-of-way line of Franklin Pike, North 18 deg 30 min 33 sec West, 310.68 feet to a radius return to Bradford Avenue;

Thence with a curve to the right having a radius of 25.00 feet, a curve length of 39.08 feet and a chord bearing and distance of North 26 deg 16 min 03 sec East, 35.22 feet to the point of beginning; containing 127.443 square feet or 2.926 acres more or less.

Being the same property conveyed to Horsepower. J.V. of record in Instrument Number 20120803-0069224 at the Register's Office for Davidson County, Tennessee.

A-1

EXHIBIT “B”

DEVELOPMENT AGREEMENT

B-1

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”), is made and entered into effective the 18th day of October, 2012, by and between 23HUNDRED, LLC, a Delaware limited liability company (“Owner”) and STONEHENGE REAL ESTATE GROUP, LLC, a Georgia limited liability company (“Developer”).

WITNESSETH:

WHEREAS, Owner is the owner of certain property located in Davidson County, Tennessee which is more particularly described on Exhibit “A” attached hereto and incorporated herein (the “Property”); and

WHEREAS, Owner is owned by BR Stonehenge 23Hundred JV, LLC, a Delaware limited liability company (the “JV”), which is a joint venture between BR Berry Hill Managing Member, LLC, a Delaware limited liability company (“BR Berry Hill”) and Stonehenge 23Hundred JV Member, LLC, a Tennessee limited liability company (“Stonehenge”), an affiliate of Developer; and

WHEREAS, Owner desires to develop a multifamily apartment complex and related improvements on the Property (the “Project”); and

WHEREAS, Owner desires to retain the services of Developer to act on behalf of Owner and in accordance with the limitations in this Agreement as the developer of the Project and to manage the development and construction of the Project; and

WHEREAS, Developer desires to provide development services for the Project in return for the compensation set forth herein;

NOW, THEREFORE, for the promises set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          General Duties of Developer.

a.           Developer shall in good faith and using all reasonable efforts generally cause the Project to be developed, completed and, as appropriate, leased to third parties, in compliance with the provisions of the Operating Agreement of the JV dated of even date herewith (the “JV's Operating Agreement”), for which Developer hereby acknowledges its understanding, and of any final approved plats, plans, drawings and specifications for the Project, all of which shall be approved by the Owner (collectively the “Final Plans”).

b.           In furtherance of the obligations of Developer described in the preceding subparagraph (a), Developer shall do and perform, the following matters or functions:

(i)          Planning:

(a)          Develop and present to Owner for approval a master development plan for the Project (the “Master Plan”) covering all improvements and infrastructure. The Master Plan shall include financial projections, construction budgets, and other financial data.

(b)          Review and update, if necessary, all projections, construction budgets and other financial data included in the Master Plan. Such reviews shall take place at least four (4) times per calendar year.

(c)          Coordinate, monitor and/or manage, activities of land planners, architects, engineers, other consultants, utility companies, and approval authorities, including all relevant governmental agencies, on all matters relating to the design and development of the Project.

(d)          Assist in and coordinate the implementation of the Master Plan; review designs, drawings, and specifications with respect to the Project during the course of its phases of development; and reasonably monitor whether budgets for each such phase are complied with.

(e)          Assist Owner in obtaining all necessary licenses and permits required to be obtained for the development and operation of the Project and assist Owner in obtaining all other necessary licenses and approvals required for the operation of the Project, including, without limitation, licenses and approvals required in connection with the installation of utilities serving the Project (the “Approvals”).

(ii)         Construction:

(a)          Engage contractors and other trade vendors, subcontractors and material suppliers to work on the Project. This shall include, but not be limited to, the engagement of a third-party general contractor with whom the Developer will arrange a guaranteed maximum price (“GMP”) contract for construction of the Project, which such GMP contract will be subject to the prior written approval of Owner and any secured lender on the Project, and which contract must comply with the construction budget approved by Owner in writing pursuant to the JV’s Operating Agreement. Appropriate bids and contracts will be solicited directly by Developer and presented by Developer to Owner for approval and execution. The parties hereby acknowledge that Developer intends to and is approved by Owner to engage the joint venture of Cambridge Builders & Contractors, LLC and The Winter Construction Company as the general contractor for the project under a GMP contract.

(b)          Coordinate, manage, supervise, and administer the work of any and all contractors (which shall include the oversight of such contractor's coordination, management, supervision and administration of subcontractors, and other such trade vendors working on the Project), and all other professionals performing services for the Project.

(c)          Manage and administer construction contracts entered into with respect to or in connection with the Project, and regularly advise BR Berry Hill Managing Member, LLC (“BR Berry Hill”), as Owner's representative, with respect to the same. Developer will not have the authority to execute contracts on Owner's behalf, except as otherwise specified herein.

(d)          Monitor all work relating to the Project (the “Work”), and inspect the Work (and work with, coordinate and supervise all architects and similar professionals) to determine if the Work is being performed in accordance with the requirements the Master Plan and the Final Plans and any construction contracts entered into with respect to or in connection with the Project (the “Contract Documents”), and regularly advise BR Berry Hill with respect to the same.

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(e)          Enforce the Contract Documents and ascertain responsibility for any defects or deficiencies in the performance of the parties thereunder (and advise Owner and BR Berry Hill thereof); provided, however, that Developer shall not be obligated hereunder to commence legal action to enforce the Contract Documents.

(f)          Determine when any of the Work or a designated portion thereof is substantially complete and prepare for Owner a list of incomplete or unsatisfactory items of such Work and a schedule for their completion. Developer shall also coordinate and diligently pursue the connection and completion of any incomplete or unsatisfactory items of such Work.

(g)          Obtain certified documentation as to completion from the architect or design professional when final completion of the Work has occurred. Developer shall assist Owner, as requested by Owner, in conducting final inspection of any such Work. Developer shall obtain and submit to Owner required warranties, guarantees, affidavits, releases, bonds and waivers as a part of or in connection with such Work.

iii.          Marketing:

(a)          Study and recommend the rents for each unit.

(b)          Provide any and all assistance reasonably necessary or appropriate to consummate the lease of the units at such prices and on such terms as are acceptable to Owner; provided, however, Developer does not hold a real estate license and Developer shall not perform any services which require a real estate license.

(c)          Direct the development and placement of advertisements and marketing for the Project.

(d)          Manage and oversee any third-party property manager or other leasing professionals engaged to market and lease the Project.

iv.          Budgeting and Bookkeeping:

(a)          Prepare and, as appropriate, periodically revise financial projections for the Total Project Budget, as that term is defined in the JV's Operating Budget (the “Total Project Budget”), subject to the prior written approval of Owner.

(b)          Prepare the Total Project Budget for Project with monthly breakdowns, and revise periodically such budget, subject to Owner's prior written approval.

(c)          Submit monthly financial statements and activities reports, including, but not limited to, income statements, balance sheets, general ledger, and development activity and narrative budget variance explanations in accordance with the JV's Operating Agreement.

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(d)          Financial statements will be presented monthly, quarterly and annually presenting all assets and liabilities and receipts and expenses for the Project in accordance with the JV’s Operating Agreement.

(e)          Developer will prepare financial statements and related schedules in accordance with Owner's specifications. Developer and Owner acknowledge that the parameters of such specifications may not be in accordance with generally accepted accounting principles (“GAAP”).

(f)          Manage, balance and monitor any bank accounts for the Project; provided, however, that Developer shall have no right or authority to write or sign checks. Developer shall also submit to Owner, on a timely basis, for Owner's review and written approval, accounts payable as when due of or related to costs as contemplated on the development budget or under any Contract Documents.

(g)          Prepare draw requests in accordance with the requirements of Owner and provide the requests to Owner for written approval. These draw requests will be accompanied with a copy of the invoice for which payment is sought by drawing on the loan. Developer shall provide Owner with copies of all loan related and draw related information, including but not limited to monthly copies of the construction draws, construction draw top sheets with budget-versus-actual information, plus physical access to the Property and all documentation in connection therewith.

(h)          Prepare any and all such reports and accounting information as reasonably requested by Owner's, Owner's construction lender and BR Berry Hill, and make all records and information regarding the Work and/or the Project available for their inspection upon reasonable advance notice.

v.           Other:

(a)          Assist and advise Owner in all matters concerning the development of the Project and in the preparation of the Project for the development and lease of residential units, including any specific duties or functions which Owner may from time to time direct.

(b)          Provide sufficient organization, personnel, and management to carry out the requirements of this Agreement.

(c)          Perform any other functions which Owner reasonably requests associated with the Project.

(d)          Maintain insurance coverage, including Builder's Risk Insurance or its equivalent, of the type and amount customarily carried by a developer for a project of the size and scope of the Project.

2.          Owner Responsibilities. Notwithstanding anything to the contrary contained herein, it shall be the responsibility and obligation of Owner to cooperate with Developer in all respects and to take all necessary steps to further the development of the Project. Owner shall pay all commercially reasonable out- of-pocket costs and expenses incurred by Developer in performing its duties in Section 1 above, which are presented to Owner for payment in a timely manner and which are set forth or authorized by a written Owner-approved budget, budget adjustment or other form of authorization.

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3.           No Agency or Partnership. It is understood that in fulfilling its duties under this Agreement, Developer shall be acting as an independent contractor. Furthermore, no express or implied term, provision, or condition of this Agreement shall be deemed to constitute the parties as partners or joint venturers.

4.           Termination.

a.           This Agreement shall terminate upon the earlier of: (i) completion of the Project (i.e. upon receipt of certificates of occupancy for all phases of the Project); (ii) the conveyance by the Owner of the Property to another party; (iii) the refinancing of the Property (collectively with any event described in subclause 4(a)(ii), “Capital Events” and, singularly, a “Capital Event”); or (iv) mutual written agreement of all parties to this Agreement. Notwithstanding subsection (i) above, this Agreement shall survive the completion of the Project until such time at the Project is at least 93% leased, wherein between the completion of the Project and the achievement of leasing 93% of the units at the Project, Developer's only duties under Section 1(b) hereof shall be those found in Section 1(b)(iii) of this Agreement.

b.           Notwithstanding the foregoing, either party may terminate this Agreement, with cause (wherein cause shall be limited to events of willful and material fraud or gross negligence by the non- terminating party and only to the extent such acts result in a material adverse effect on the Project or Owner) and by providing the other party with ten (10) days written notice, said termination to be self-operative and automatic as of the tenth (10th) day following receipt of said notice subject to any cure provisions in the JV's Operating Agreement. In the event this Agreement is terminated in accordance with this Subparagraph 4(b), Developer shall be entitled to reimbursement of its reasonable costs and expenses as contemplated in Paragraph 5(b) below through the date of termination and the unpaid Development Fee based on the portion of the Project that is complete on the termination date. If Developer and Owner are unable to agree on the portion of the Project that is complete within ten (10) days of the date of the termination of this Agreement, the parties shall each appoint a registered architect. Each appointed architect shall issue a written statement attesting to the completion stage of the project within thirty (30) days of their respective appointments. If the architects agree on the completion stage of the Project, this shall establish the final and binding determination of the completion state of the Project. If the appointed architects disagree on the completion stage, the architects shall jointly appoint a mutually agreeable third registered architect (“Third Architect”) who shall determine the completion stage of the Project, which shall be the final and binding determination of the completion stage of the Project. Each party shall pay the costs and expenses of the architect appointed by such party and the parties shall each pay for 50% of the costs and expenses of the Third Architect.

5.           Developer Compensation.

a.           As compensation for the services to be rendered by Developer pursuant to the terms of this Agreement, Owner shall pay to Developer a development fee equal to NINE HUNDRED FORTY EIGHT THOUSAND AND NO/100 DOLLARS ($948,000.00) (the “Development Fee”), which shall be payable by wire transfer or other immediately available funds as follows:

1.          An amount equal to 25% of the Development Fee (TWO HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS $237,000.00) shall be paid to Developer upon commencement of construction of the Project;

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2.          Following the commencement of construction of the Project, an amount equal to 50% of the Development Fee (FOUR HUNDRED SEVENTY FOUR THOUSAND AND NO/100 DOLLARS $474,000.00) shall be paid to Developer in equal monthly installments over a seventeen (17) month period; and

3.          An amount equal to 25% of the Development Fee (TWO HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS $237,000.00) shall be paid to Developer upon completion of the Project (as determined by the certified document of the architect or design professional) and the Project achieving, through lease-up, a Debt Service Coverage Ratio (as that term is defined in that certain Construction Loan Agreement by and between Fifth Third Bank and the Owner) of 1.20 to 1.00 (collectively, the “Stabilization”).

Notwithstanding anything to the contrary contained herein, (a) if the Owner's construction lender does not permit the aforesaid fees to be paid as draws under the construction loan, then such amounts shall accrue as provided in the JV's Operating Agreement, or (b) if the Owner causes the Property to undergo a Capital Event prior to Stabilization, or any other termination event under Paragraph 4, the Owner shall, within thirty (30) days after such Capital Event, or other termination event, pay, pro-rata to the amount of development constructed as of the date of the Capital Event or other termination event, any outstanding, unpaid portion of the Development Fee which has not been paid to Developer.

b.           Owner shall also reimburse Developer for commercially reasonable out-of-pocket costs and expenses incurred by Developer for travel, administration, meals, etc., according to the approved Total Project Budget, subject to the draw schedule imposed and/or approved by the Owner and its construction lender. fu the event any amounts payable hereunder to Developer are not delivered to Developer when due and payable, interest shall accrue on such outstanding amount at eight percent (8%) per annum from the date following the date such amount was due and payable.

6.          Notices. Each notice required or permitted to be given hereunder must comply with the requirements of this Paragraph. Each such notice shall be in writing and shall be delivered either by personally delivering it by hand or Federal Express or similar courier service to the person to whom notice is directed, or by facsimile transmission, or by depositing it with the United States Postal Service, certified mail, return receipt requested, with adequate postage prepaid, addressed to the appropriate party (and marked to a particular individual's attention). Such notice shall be deemed delivered at the time of personal delivery or, if mailed, when it is deposited as provided above, but the time period in which a response to any such notice must be given or any action taken with respect thereto shall commence to run from the date it is personally delivered or, if mailed, the date of receipt of the notice by the addressee thereof, as evidenced by the return receipt. Notwithstanding the above, notice by facsimile transmission shall be deemed to have been given as of the date and time it is transmitted if the sending facsimile machine produces a written confirmation with a date, time and telephone number to which the notice was sent. Rejection or other refusal by the addressee to accept the notice shall be deemed to be receipt of the notice. fu addition, the inability to deliver the notice because of a change of address of the patty of which no notice was given to the other party as provided below shall be deemed to be the receipt of the notice sent. The addresses of the parties to which notice is to be sent shall be those set forth below. Such addresses may be changed by either party by designating the change of address to the other party in writing.

If To Owner:

c/o Bluerock Real Estate

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attention: Michael L. Konig, Esq.

Email: mkonig@bluerockre.com

And:

c/o Bluerock Real Estate

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attention: Jordan B. Ruddy

With Copy To:

Kaplan Voekler Cunningham & Frank, PLC

7 E. 2nd Street

Richmond, Virginia 23224

Attn: Richard P. Cunningham, Jr. Esq.

If To the Developer:

23Hundred, LLC

c/o Stonehenge Real Estate Group, LLC

3200 West End Avenue, Suite 500

Nashville, TN 37203

Attn: Todd Jackovich

With a copy to:

Foltz Martin LLC

3525 Piedmont Road, Suite 750

Atlanta, GA 30305

Attn: Eric Wilensky

7.          Indemnification. To the fullest extent permitted by law, Developer agrees to indemnify, defend and hold harmless the Owner, its members, officers, agents, and attorneys (the “Owner Indemnified Parties”) from any and all fines, penalties, losses, damages, claims, costs, expenses (including reasonable and actual attorney's fees) or other liabilities but only to the extent directly attributable to Developer's breach of this Agreement, including, but not limited to any breach of any express representation, warranty or covenant hereunder, fraud by the Developer or its agents (i.e. any principal of Developer or person or entity that Developer has engaged to perform services at the Project) or incurred as a result of Developer's violation of any law, rule, regulation, contract or other agreement, but only to the extent of an Owner Indemnified Parties' actual damages (''Damages”), and the Owner Indemnified Parties hereby waive any right to any other kinds of damages including, without limitation, any incidental, consequential, or punitive damages (“Special Damages”). Developer agrees to indemnify the Owner Indemnified Parties as set forth above, but only to the extent of any Damages not arising out of or related to Owner Indemnified Party's grossly negligent or willful misconduct in connection with its obligations under this Agreement. Each defense indemnification obligation of Developer as Indemnitor as set forth in this Agreement shall be subject to the following provisions: Owner Indemnified Parties shall notify Developer of the applicable claim against Owner Indemnified Parties within thirty (30) days after it has written notice of such claim and shall reasonably cooperate (at Developer's cost) with Developer in the defense of such claim, but failure to notify Developer within thirty (30) days or to reasonably cooperate in the defense, provided there is actual and material prejudice to the Developer, shall excuse Developer from its obligations hereunder. For purposes of this Section 7, “material prejudice” shall mean had Developer been so notified, Developer would have likely avoided incurring liability under this Section 7 for amounts (a) in excess of $25,000.00 for any such incident; or (b) in excess of $50,000.00 in the aggregate of multiple incidents. If Developer fails to undertake to defend the Owner Indemnified Parties against a claim within thirty (30) days after Owner Indemnified Parties gives Developer written notice of the claim and thereafter fails to discharge its obligations, then Owner Indemnified Parties may defend against and settle such claim, and Developer shall be liable for the costs and expenses, including reasonable attorneys' fees, actually incurred by Owner Indemnified Parties in effecting the defense, as well as any settlement. Developer will not be obligated for any settlement made without the written approval of Developer, unless Developer has failed to discharge its defense obligation hereunder, or unless Developer's objection to the proposed settlement is not in good faith or not commercially reasonable; provided, however, in the event an objection is determined to not be commercially reasonable, then in such event Developer shall have the right to withhold its approval by posting a bond in the amount of the claim or otherwise demonstrating, to the reasonable satisfaction of Owner, that Developer has the financial ability to pay the full amount of the claim. To the extent any of the Damages were due exclusively to the gross negligence, fraud or willful misconduct of Owner, then Owner shall indemnify Developer for such caused Damages.

8.          Miscellaneous. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of the obligations thereof under this Agreement shall be deemed or construed to be a consent to or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party under this Agreement. Failure on the part of any party to complain of any act or failure to act of any other party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of the rights thereof under this Agreement. If any provision of this Agreement or the application thereof to any entity or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other entity or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the parties against whom enforcement of the change, waiver, discharge, or termination is sought. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular. Titles of sections and subsections of this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to sections or subsection refer to sections or subsections of this Agreement unless specific reference is made to the articles, sections, or subdivisions of another document or instrument. The provisions of this Agreement shall apply to, inure to the benefit of, and bind the parties and the respective successors and assigns thereof Subject to the above, whenever in this Agreement a reference to any party is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors, and assigns of such party. Notwithstanding anything to the contrary contained herein, Owner shall have the right to assign its rights or interest hereunder, in whole or in part, upon written notice to the other party. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision. This Agreement and the obligations of the Parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Tennessee. This Agreement contains the entire and final agreement of the parties on the subject matter herein and supersedes all previous and contemporaneous verbal or written negotiations or agreements on the subject matter herein.

IN WITNESS WHEREOF, the undersigned have set their hands and seals hereto as of the day and year indicated under their signature.

OWNER:		DEVELOPER:

23HUNDRED, LLC,		STONEHENGE REAL ESTATE GROUP, LLC,
a Delaware limited liability company		a limited liability company

By: BR Stonehenge 23Hundred JV, LLC, a		By:	/s/ Todd Jackovich
Delaware limited liability company, as its sole Member			Todd Jackovich, as its Manager

By: BR Berry Hill Managing Member, LLC,
a Delaware limited liability company, as its Manager

By: Bluerock Enhanced Multifamily Trust, Inc.,
a Maryland corporation, as its Manager

By:	/s/ Jordan B. Ruddy
Name:	Jordan B. Ruddy
Its:	President and Chief Operating Officer

EXHIBIT “A”

DESCRIPTION OF PROPERTY

Land located in the City of Berry Hill, Davidson County, Tennessee, being described in Deed Book 4065, page 206, Register's Office for Davidson County, Tennessee, (“RODC” and being more particularly described as follows:

Remote point of beginning being at the intersection of the South right of way of Bradford Avenue with the East right of way of Franklin Pike (8th Avenue South); thence North 71 degrees 0 minutes 43 seconds East 24.78 feet to a punch being the TRUE POINT OF BEGINNING; thence along said right of way of Bradford Avenue, North 71 degrees 00 minutes 43 seconds East a distance of 325.34 feet to a rebar; thence leaving said right of way and along Me/park Properties Management L. P. in Deed Book 11037, page 674, RODC, TN, South 18 degrees 32 minutes OS seconds East a distance of 367,81 feet to a concrete monument on the North right of way of Me/park Drive; thence along said Me/park Drive the following courses and distances: South 71 degrees 04 minutes 25 seconds West a distance of 150.08 feet to a rebar; thence, South 74 degrees 00 minutes 07 seconds West a distance of 135.19 feet to a rebar; thence, South 71 degrees 07 minutes 14 seconds West a distance of 40.02 feet to a rebar, thence with a curve to the right having a radius of 25 feet; a central angle 89 degrees 58 minutes 46 seconds and an arc length of 39.26 feet to a concrete monument on the East right of way of Franklin Pike; thence along said right of way Franklin Pike, North 18 degrees 30 minutes 00 seconds West 310. 77 feet to a rebar; thence with a curve to the right having a radius of 25 feet a central angle of 89 degrees 21 minutes 25 seconds and an arc length of 38.99 feet to the POINT OF BEGINNING; containing 2.93 acres, more or less, all as shown on survey by Hopkins Surveying Group Drawing Number 2010-84-3 dated April 30, 2010.

Being the same property conveyed to 23Hundred, LLC, a Delaware limited liability company, by deed of record in Instrument No.          Register's Office for Davidson County, Tennessee. This policy

EXHIBIT “C”

BUY/SELL

1.           Triggering Events. At any time following the Lockout Date, a disagreement among the Co-Tenants concerning any matter that requires the approval of all Co-Tenants pursuant to the terms of Section 4(c) of the Agreement to which this Exhibit “C” is attached, which disagreement has not been resolved within fifteen (15) days after delivery of a written request to the Co-Tenants for action on such matter, then any Co-Tenant may elect to proceed under this Exhibit “C”. As used herein, Lockout Date shall mean June 30, 2015.

2.           Buy-Sell Notice, Price & Structure.

2.1           Reserved.

2.2           Buy-Sell. A party electing to proceed hereunder (also, “Offeror”) with respect to the undivided interest of a Co-Tenant in the Property (a “Co-Tenancy Interest “) shall do so by giving written notice thereof (“Buy-Sell Election Notice “) to the other Co-Tenant or Co-Tenants (also, “Offeree”), setting forth the Offeror's offer either (at Offeree's election, as hereinafter set forth) to purchase the Offeree's Co-Tenancy Interest or to sell to the Offeree the Offeror's Co-Tenancy Interest. In the event that Stonehenge is the Offeror, it must give the Buy-Sell Election Notice to both BR1 and BR2, and both BR1 and BR2 shall constitute the Offeree. The Buy-Sell Election Notice shall: (i) specify that the Buy-Sell Notice is an offer to purchase all of the Offeree's Co- Tenancy Interest, or to sell to the Offeree all of the Offeror' s Co-Tenancy Interest; (ii) specify the Buy-Sell Price applicable to the entire Property (hereinafter defined); (iii) specify the assumptions upon which the Buy-Sell Price is based and how transaction costs that are required to be paid by applicable law or contract in connection with such Buy-Sell (e.g., transfer taxes) are to be allocated between the Selling Party and Purchasing Party (as defined below), but only to the extent that local custom does not allocate such costs; provided, however, any loan which constitutes a lien on the Property (including the Loan) shall be .treated as if being assumed rather than paid off at such closing and the assumption fees shall be paid by the Purchasing Party, and legal fees, consultant fees, brokerage commissions and any and all due diligence costs and expenses (including, without limitation, title, survey, and title insurance premiums) incurred by a Co-Tenant shall be borne solely by such Co-Tenant; and (iv) state the date for Closing, which shall be not more than ninety (90) days following the date of the Buy-Sell Election Notice. “Buy-Sell Price” shall mean the gross asset value attributed to the Property and included in a Buy-Sell Election Notice.

2.3           Determination of Buy-Sell Value. The Buy-Sell Election Notice shall also set forth the Offeror's determination of the amount of each Co-Tenant would receive (the “Buy-Sell Value”) under Section 2 of the Agreement to which this Exhibit C is attached, if the Property and all other assets affiliated with the Property were sold on the date of Closing to a third party for a cash purchase price (including the amount of any outstanding indebtedness which, for the purposes of this Section 2.3 shall be treated as if being paid off rather than assumed by the Purchasing Party) equal to the Buy-Sell Price and, immediately thereafter, the net proceeds from such sale were distributed to the Co- Tenants pursuant to Section 2 of the Agreement to which this Exhibit C is attached.

C-1

2.4           Acceptance of Offer; Determination of Purchasing Party; Deposit. Within sixty (60) days after receipt of a Buy-Sell Election Notice, the Offeree shall deliver to the Offeror a written notice (“Acceptance Notice”) stating whether the Offeree elects to sell or purchase the Co-Tenancy Interest, as applicable, on the specified date for Closing. If the Offeree does not deliver the Acceptance Notice within such period, it shall be deemed conclusively that the Offeree has elected that the Offeree's Co-Tenancy Interest be sold to the Offeror. The Co-Tenant (or its designee) so determined to be the purchaser shall be referred to as the “Purchasing Party” and the other party shall be referred to as the “Selling Party” Within two (2) business days after the identity of the Purchasing Party has been established, the Purchasing Party shall deposit with an escrow agent acceptable to both parties a deposit (together with all amounts added to such deposit, as hereinafter provided, the “Deposit”) in the amount of $300,000.00.

2.5           If the Selling Party has any affiliate who has provided a guaranty to any lender of a loan any loan which constitutes a lien on the Property (including the Loan), then not later than the date of Closing, the Purchasing Party shall cause (which shall include, without limitation, offering a suitable replacement guarantor) the guarantor(s) affiliated with the Selling Party to be released from liability under any such guaranties (which, for avoidance of doubt, if the Selling Party is Stonehenge, shall also include, without limitation, the release of the LOC); provided that if the Purchasing Party is unable to satisfy the foregoing condition, then the Purchasing Party shall not be required to buy and the Selling Party shall not be required to sell the applicable Co-Tenancy Interest and the Deposit shall be returned to the Purchasing Party immediately.

3.          Closing. On the date of Closing (which shall be the date which is ninety (90) days following receipt of the Buy-Sell Election Notice), at the principal place of business of the Selling Party, the following shall occur:

3.1          Conveyancing Documents.

3.1.1           The Selling Party shall convey and transfer to the Purchasing Party, by limited warranty deed and bill of sale and assignment, all of its right, title and interest in and to the Property free and clear of all liens or encumbrances (other than the Loan to the extent not being satisfied, and other matters of record previously consented to by the Co-Tenants) and the Selling Party shall represent and warrant to the Purchasing Party in the applicable conveyance documents that it holds title to and is conveying such Co-Tenancy Interest free and clear of any encumbrances (other than the Loan to the extent not being satisfied and other matters of record previously consented to by the Co-Tenants).

3.1.2           All deeds, bills of sale, assignments and other conveyancing documents and instruments of transfer (collectively, “Transfer Documents “) shall be in form and substance reasonably satisfactory to the Purchasing Party as may be necessary or reasonably required to effectuate the sale and transfer to the Purchasing Party in accordance with the terms hereof. The Transfer Documents shall be legally sufficient to convey to the Purchasing Party the Co-Tenancy Interest of the Selling Party.

C-2

3.2          Payment.

3.2.1 The Purchasing Party shall pay to the Selling Party, by cashier's or certified check or by wire transfer, the Buy-Sell Value for the Selling Party's Co- Tenancy Interest set forth in the Buy-Sell Election Notice less the amount of any existing mortgage or other indebtedness then outstanding (other than accounts payable and other ordinary course current liabilities that are otherwise subject to adjustment) that the Purchasing Party is expressly assuming (if any), and adjusted further for customary closing pro-rations, allocations of costs as and to the extent specified in the Buy-Sell Election Notice, and such other adjustments to account for assets (including cash, escrows and reserves) and liabilities (including accounts payable and other ordinary course trade payables) as are necessary so that the amount ultimately distributed to the Selling Party as a result of such Buy- Sell is consistent with the determination of the Buy-Sell Value payable to the Selling Party made pursuant to this Section.

4.          Nonperformance. If, pursuant this Section 4, any party hereto becomes obligated to purchase the Property (or the Co-Tenancy Interest of the other party) but then, without fault on the part of one party (“Performing Party “), the other party (“Nonperforming Party “) does not perform its obligations hereunder, then the Performing Party may elect any one of the remedies set forth below, as applicable, as such Performing Party's sole and exclusive remedy:

4.1            Deposit. If the Performing Party is the Selling Party, retain the Deposit as liquidated damages, provided that this remedy shall be subject to Section 2.5 above;

4.2           Rescission. If the Performing Party is the Purchasing Party, then Purchasing Party shall have the right to rescind its offer to Selling Party, whereupon the Deposit shall be returned to Purchasing Party; or

4.3           Specific Performance. If the Performing Party is the Purchasing Party, then Purchasing Party shall have the right to seek specific performance against the Selling Party to enforce such party's obligations hereunder; provided, however, any suit for specific performance must be filed within sixty (60) days of the date of non- performance by the Selling Party, failing which, Purchasing Party shall be deemed to have waived its right to bring such suit.

C-3

EXHIBIT “D”

MANAGEMENT AGREEMENT

D-1

Management and

Leasing Agreement

dated as of May 1, 2013

between

23HUNDRED, LLC

Owner

and

MATRIX RESIDENTIAL, LLC

Manager

Management and Leasing Agreement

Contents

1.	Definitions and Interpretation	1
1.1.	Interpretation	4

2.	Appointment and General Provisions	4
2.1.	Appointment	4
2.2.	Management Duties and Authority	4
2.3.	Independent Contractor	5
2.4.	Indemnification	5
2.5.	No Fees	6
2.6.	Duties of Owner	6

3.	Management Duties and Authority	6
3.1.	Property Management Generally	6
3.2.	Management Employees	9
3.3.	Rent Collection and Services with Respect to Leases	10
3.4.	Services with Respect to Contracts	11
3.5.	Records and Reports	11
3.6.	Bank Accounts	13
3.7.	Payment of Expenses	14

4.	Manager's Compensation	16
4.1	Management Fees	16

5.	Term
5.1.	Term	17
5.2.	Termination	18
5.3.	Determination of Fees	18

6.	Miscellaneous	18
6.1	Notices	18
6.2.	Representations and Warranties	19
6.3.	No Partnership, etc	20
6.4.	Severability	20
6.5.	Modification	20
6.6.	Successors and Assigns	20
6.7.	Governing Law	21
6.8.	Counterparts	21
6.9.	Exclusive Benefit	21
6.10.	Competing Properties	21
6.11.	Subordination	22

Management and Leasing Agreement

6.12.	Approvals	22
6.13.	Manager's Occupying Space at the Property	22
6.14	Insurance	22

MANAGEMENT AND LEASING AGREEMENT

THIS MANAGEMENT AND LEASING AGREEMENT (this “Agreement”) is dated as of May 1, 2013 between 23Hundred, LLC, a Delaware limited liability company having an office at 3200 West End Avenue, Suite 500, Nashville, TN 37203 (“Owner”), and MATRIX RESIDENTIAL, LLC, a Georgia limited liability company having an office at 5605 Glenridge Drive, Atlanta, Georgia 30342 (“Manager”).

WITNESSETH:

WHEREAS, Owner is the owner of the Property (described herein) located in project known as “23Hundred” in Nashville, Davidson County, Tennessee.

WHEREAS, Owner desires to appoint Manager as an independent contractor to manage and lease the Property, and Manager desires to accept such appointment, upon the terms, covenants, conditions and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises, in consideration of the mutual covenants and agreements set forth in this Agreement, in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Owner and Manager hereby covenant and agree as follows:

1.           Definitions and Interpretation

In this Agreement, unless otherwise specified, the following terms have the following meanings: “Affiliate” means (i) with respect to any Person, any relative of the Person in question, if such Person is an individual, or any other Person directly or indirectly controlled by, controlling or under common control with the Person in question, and (ii) with respect to Manager, an entity which is controlled by, controlling, or under common control with Matrix Residential, LLC.

“Agreement” is defined in the Preamble.

“Allocated Expenses” means a reasonable allocation as they relate to the management and leasing of the Property (pro rata to all other properties in Manager's properties, if such expenses may relate all of Manager's properties) of the following expenses which are incurred by Manager and set forth in the Approved Budget or otherwise approved by Owner: insurance costs; grounds maintenance; data processing and/or storage charges; postage; long distance charges; copy charges; delivery charges; software licensing; computer set up; email hosting; employee training; advertising, including, without limitation, outdoor/billboard advertising, shared billboards, newspaper and other print media advertising and radio advertising; legal and other professional fees directly attributable to the Property (and not to other properties managed by Manager) including, without limitation, an allocation of landlord tenant attorney's legal services; uniform expenses for Property staff; equipment and replacement parts for gates, pools, exercise equipment and other amenities.

“Budget” is defined in Section 3.5(B).

“Building” means the Improvements located on the Land.

“Capital Event” means any sale, Financing, Casualty or Condemnation which occurs during the Term hereof with respect to the Property or any part thereof and from which net capital proceeds are received by Owner.

“Capital Expenditures” means capital expenditures as determined under generally accepted accounting principles, except for such items as are otherwise classified under this Agreement. These expenditures will be reported on the cash basis of accounting.

“Casualty” means any damage to or destruction of the Property or any part thereof from a fire or other casualty.

“Condemnation” means any condemnation or other taking or temporary or permanent requisition of the Property, any part thereof, any interest therein or any right appurtenant thereto, or any change of grade affecting the Property, as the result of the exercise of any right of condemnation or eminent domain by any governmental or quasi-governmental bodies or agencies. A conveyance to such a body or agency in lieu or in anticipation of condemnation shall be deemed to be a Condemnation.

“Contracts” means the agreements, contracts, documents and obligations (other than the Leases) now or hereafter in effect and relating to the management or operation of the Property.

“Damages” is defined in Section 2.4.

“Financing” means any financing or refinancing by debt, sale and leaseback or other form of financing with respect to the Property or any debt or other obligation of Owner relating to the Property.

“Fiscal Year” means a calendar year or other period as defined by Owner, except that the last Fiscal Year shall end on the date this Agreement expires or terminates.

“Gross Receipts” is defined in Section 4.1.

“Improvements” means the buildings, structures and other improvements now or hereafter located on the Land. The Improvements include, without limitation, a mixed-use high-rise project containing residential units, commercial parking spaces and retail spaces, together with all related utilities, landscaping, access, appurtenances and all other interior and exterior improvements, tenant improvements, fixtures, machinery, furnishings, equipment, supplies and other property of any kind to be installed or located on, within or adjacent to the Land.

“Initial Term” is defined in Section 5.1.

“Land” means the parcel or parcels of land described in Exhibit A, located in the County of Davidson, State of Tennessee.         '

“Leases” means the commercial and residential leases, subleases, licenses, franchises, concessions and other occupancy agreements now or hereafter in effect and relating to the Property, including all renewals, extensions, amendments and other modifications thereof and all guarantees of the obligations of the Tenants thereunder.

“Management Fee” is defined in Section 4.1.

“Manager” is defined in the Preamble, in its capacity as the property manager of the Property hereunder.

“Operating Account” is defined in Section 3.6.

“Operating Expenses” means, for any period, all accrual based expenses exclusive of interest expense, if applicable, and exclusive of Capital Expenditures incurred by the Manager on the Owner's behalf with respect to the Property in accordance with the terms of this Agreement.

“Owner” is defined in the Preamble.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

“Property” means the Land and the Building, and their respective appurtenances, commonly known as 23Hundred and located in County of Davidson, State of Tennessee, but only to the extent owned by Owner.

“Reimbursable Expenses” means (a) any expenses for which Owner is expressly obligated to reimburse Manager under this Agreement, (b) any expenses which Manager incurs at the express direction of Owner, (c) Allocated Expenses, and (d) all expenses directly attributable to the Property and not attributable to any other properties incurred by Manager in the performance of its duties under this Agreement and authorized by or contemplated in Owner's Budget, as amended from time to time, or as otherwise approved by Owner, including, without limitation, utility expenses, supplies, materials, travel expenses, legal fees and disbursements, and payroll and related expenses for employees of Manager engaged in the direct supervision and management of the Property, but excluding (i) all office, accounting, audit, management and administrative expenses applicable to Manager's home office overhead, and (ii) Manager's normal operating expenses incurred in accounting and reporting activities and payment of Property expenses. As used in this definition, “payroll and related expenses” includes, for any employee of Manager, a reasonable allocation (based pro rata on time spent at the Property versus time spent elsewhere) of such employee's wages, salaries, social security payments, bonuses, fringe benefits and related employee payroll costs, taxes and expenses. In no event shall any Reimbursable Expense exceed the amount allocated to such item in the Budget without the express, prior written consent of Owner or as may be otherwise permitted hereunder.

“Tenants” means the tenants, subtenants, licensees, franchises, concessionaires and other occupants under the Leases.

“Term” means, unless this Agreement is sooner terminated pursuant to the provisions hereof, the Initial Term and any extension of the Initial Term.

1.1.         Interpretation

In this Agreement, unless otherwise specified, (i) singular words include the plural and plural words include the singular; (ii) words which import a number of constituent parts, things or elements, including the terms “Land”, “Improvements” and “Property” shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (iii) words importing any gender include the other genders; (iv) references to any Person include such Person's successors and assigns; (v) the word “successors”, when it refers to an individual, includes the heirs, devisees, legatees, executors, administrators and personal representatives of such individual; (vi) references to any statute or other law include all rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (vii) references to any agreement or other document include all subsequent amendments or other modifications thereof entered into in accordance with the provisions thereof; (viii) the words “approve”, “consent” or “agree'', and any derivations thereof or words of similar import, mean the prior written approval, consent or agreement of the Person holding the right to approve, consent or agree; (ix) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”; (x) the words “hereto'', “herein” and “hereunder”, and words of similar import, refer to this Agreement in its entirety; (xi) the Schedules and Exhibits hereto are part of this Agreement and are incorporated herein by reference; (xii) the words “Article'', “Section”, “Schedule” or “Exhibit” refer to the articles, sections, schedules and exhibits of and to this Agreement; (xiii) headings of Articles, Sections, Schedules, Exhibits and paragraphs are inserted as a matter of convenience and shall not affect the construction of this Agreement; and (xiv) no inference in favor or against any Person shall be drawn from the fact that such Person or its attorneys drafted any portion hereof.

2.            Appointment and General Provisions

2.1.         Appointment

Subject to the provisions of this Agreement, Owner hereby appoints Manager as an independent contractor to be the exclusive property manager for the Property while this Agreement remains in effect, and Manager hereby accepts such appointment on the terms set forth in this Agreement.

2.2.         Management Duties and Authority

(A)	In the performance of its duties and obligations hereunder, Manager shall use commercially reasonable business, good faith efforts to manage the Property in accordance with the terms of this Agreement and in accordance with sound, reasonable and prudent property management practices, in a first-class, professional manner at least equal to the standard of management for comparable mixed use and apartment communities in the metropolitan area where the Property is located, subject, however, to the operating and financial parameters set forth in the Budget and other operational limitations that may be imposed by Owner or agreed to by Owner and Manager.

(B)	Owner acknowledges and agrees that Manager's responsibilities under this Agreement consist solely of managing the Property and undertaking all tasks necessary or appropriate thereto. Owner agrees that Manager shall have no liability whatsoever for or with respect to any professional services rendered by third parties in connection with the Property, including without limitation any environmental consulting or remediation services. Owner further agrees that Manager shall have no responsibility or liability of any kind to Owner or its members with respect to or arising from the environmental condition of the Property (other than any environmental condition to the extent arising from a Manager Indemnified Act, any environmental remediation or reporting now or hereafter undertaken, or the compliance of the Property with any environmental laws. Manager is not providing legal assistance or advice or risk management assistance or advice to Owner in connection with such negotiations or otherwise.

2.3.         Independent Contractor

Except as otherwise herein provided (including by way of illustration Manager's execution of contracts pursuant to Section 3.l(C) below), Manager's relationship to Owner hereunder is that of an independent contractor, and neither Manager nor Owner shall represent to any other Person that Manager's relationship to Owner hereunder is other than that of an independent contractor.

2.4.          Indemnification

(A)	Manager shall indemnify, defend and hold harmless Owner, its members and each of Owner's and its members' respective stockholders, directors, members, partners, officers, employees and agents (each, an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees actually incurred and disbursements (“Damages”), arising out of or resulting from (i) the acts or omissions of Manager or any of its directors, officers, employees, contractors, subcontractors and agents, which constitute negligence, fraud, malfeasance, or reckless or criminal misconduct; or (ii) a breach by Manager or its employees of any provisions of this Agreement (collectively, a “Manager Indemnified Act”).

(B)	Owner shall indemnify, defend and hold harmless Manager, its members and each of Manager's and its members' respective stockholders, directors, members, partners, officers, employees and agents (each, an “Indemnified Party”) from and against any and all Damages arising out of or resulting from (i) the acts or omissions of Manager and any such other Indemnified Party in connection with the performance of Manager's duties, obligations, powers, or authority hereunder (other than a Manager Indemnified Act (ii) the acts or omissions of Owner and its directors, officers, employees and agents or (iii) a breach by Owner or its employees of any provisions of this Agreement. Owner shall pay and discharge any and all Contracts and obligations of Manager related to this Agreement in the event Manager shall be discharged by Owner.

(C)	It is the intent of the parties to look first and primarily to the insurance coverages set forth herein, with the insurers having no right of subrogation against either party or any Affiliate of either party. The parties shall look to each other for personal liability only to the extent that insurance proceeds are not available from that party's insurer to fund fully the hold harmless obligations of such party hereunder. Owner's personal liability shall be limited in all cases to the value of Owner's equity in the Property.

(D)	In no event shall the indemnification provisions of this Section· 2.4 diminish, affect, impede or impair, in any manner whatsoever, the benefits to which any party may be entitled under any insurance policy with respect to the Property required by this Agreement or otherwise, or under the terms of any waiver of any subrogation contained therein.

(E)	The provisions of this Section 2.4 shall survive the expiration or termination of this Agreement.

2.5.         No Fees

Except as may be agreed to in writing by Owner and Manager, Manager shall not be entitled to any compensation, commissions or other fee, with respect to any Capital Event relating to the Property or any interest therein or any obligation or debt relating to the Property.

2.6.         Duties of Owner

(A)         Documents and Records. Except to the extent Manager already has the same, Owner agrees to promptly furnish Manager with all appropriate documents and records to properly manage the Property including Financing and loan payment information and copies of all insurance policies with any required endorsements which are carried by Owner during the Term.

(B)         Governmental Agencies. In the event that any governmental agency or authority should order the repair, alteration or removal of any structure or matter on the Property, and if after written notice of the same to Owner, Owner fails to authorize Manager or others to make such repairs, alterations, or removal, Manager shall be released from any responsibility in connection therewith, and Owner shall be answerable to such body for any and all penalties and impositions resulting from such failure on Owner's part.

3.           Management Duties and Authority

3.1.        Property Management Generally

(A)	Manager shall, at the expense of Owner, use its diligent and commercially reasonable, good faith efforts to manage, operate and care for the Property in a first class manner, consistent with the Budget, and the Property's condition and the terms of any Financing. Specifically, Manager will perform its duties in a diligent, careful and professional manner to maximize all potential revenues to Owner and to minimize expenses and losses to Owner, including using commercially reasonable efforts to keep all spaces in the property rented by marketing the Property and procuring tenants therefor subject to the terms and conditions of this Agreement. The services of Manager are to be of a scope and quality at least equal to those generally performed by first class, professional managers of properties similar in type and quality to the Property and located in similar areas. Manager will make available to Owner the full benefit of the judgment, experience and advice of the members of Manager's organization. Manager will at all times act in good faith, in a commercially reasonable manner and in a fiduciary capacity with respect to the proper protection of and accounting for Owner's assets.

(B)	All Contracts and purchases made hereunder at the expense of Owner shall be made either in the name of Owner and executed directly by Owner or, at Owner's request, with Manager executing same solely as Owner's agent, and Owner shall retain title to all property purchased hereunder at the expense of Owner. Manager shall use its diligent and commercially reasonable efforts to ensure that all Contracts made hereunder contain a provision satisfactory to Owner limiting the liability of Owner thereunder to the Property.

(C)	Manager shall have the right to enter into Contracts on behalf of Owner and without Owner's prior consent so long as such Contracts are terminable without penalty upon not more than thirty (30) days notice and the financial terms are consistent with the Budget. Manager shall contract for water, gas, electricity, telephone, fuel vermin extermination, and other services and commodities for the Property as a Reimbursable Expense as contemplated by the Budget.

(D)	Manager may elect to have the maintenance, repair, cleaning, landscaping and other services with respect to the Property performed by employees of Manager and the reasonable, actual costs of performing such services shall be at the expense of Owner; provided, that such costs are incurred pursuant to an approved in advance Budget or otherwise approved by Owner.

(E)	Notwithstanding anything to the contrary in this Agreement, Manager shall not be required to advance any of its own funds for the payment of any costs and expenses incurred by or on behalf of Owner (in accordance with this Agreement) in connection with the Property, but if Manager advances its own funds in payment of any such costs and expenses, Owner shall promptly reimburse Manager therefor to the extent that such payment(s) were consistent with this Agreement and not contrary to any prior written consent of Owner. Manager shall not be responsible for any inability of Manager to carry out its obligations under this Agreement to the extent said inability arises from the failure of Owner to make available sufficient funds to pay amounts relating to the management and operation of the Property which are the responsibility of Owner to pay hereunder.

(F)	Manager will promptly notify Owner of any of the following in any way relating to the Property: notice of any claim of violation of any governmental or legal requirement, any notice of any claim of liability, any summons or other legal process including but not limited to mechanic's liens, any damage, any default or alleged default by landlord or tenant under any lease, notice of any environmental condition observed on the Property, and any other material information. Manager will fully cooperate with Owner in all legal and arbitration proceedings relating to the Property.

(G)	Manager shall select with reasonable care, hire, pay, supervise and discharge (when necessary) as a Reimbursable Expense all persons required to enable Manager to carry on its duties hereunder or to furnish the services to be rendered tenants by the terms of their leases subject to the terms and conditions of the Agreement (including the Budget), such persons being employees of Manager, and who shall be under Manager's sole control.

(H)	Manager shall cause the Property to be maintained in good, proper and sightly condition as a Reimbursable Expense, including interior and exterior cleaning, and causing repairs, alterations, decorations and replacement of damaged, worn or inoperative equipment and fixtures to be made subject to the terms and conditions of the Agreement and the Budget.

(I)	Manager shall use its commercially reasonable efforts to cause the tenants to comply with all provisions of their leases, serving notices upon tenants when they fail to do so to any extent which is material, in the opinion of Manager or Owner, and, instituting proceedings to compel such compliance where deemed appropriate by Manager or Owner as a Reimbursable Expense.

(J)	Manager shall operate and maintain all facilities and equipment on the Property for the furnishing and rendering of the services to the tenants by good management standards, including any facilities or equipment for the supplying of water, heat, light, cleaning and trash collection, and establish a preventive maintenance program for any mechanical and electrical equipment on or serving the Property as a Reimbursable Expenses.

(K)	Manager shall provide and furnish to tenants all services which may be required by tenant leases as a Reimbursable Expense.

(L)	Manager shall provide advertising and promotion for the Property as a Reimbursable Expense.

(M)	So long as the cost thereof is approved by Owner as part of the Budget, Manager shall provide a courtesy officer with a unit at the Property. In the event that Owner requires or requests additional security measures for the Property, Manager shall implement those measures as and when requested as a Reimbursable Expense, subject to the terms of this Agreement

(N)	Manager shall retain with Owner's consent or as otherwise set forth in the Budget, such contractors, agents, accountants and attorneys as needed for the Property.

(O)	Manager shall supervise compliance in the operation of the Property with all applicable fire, safety, zoning and other applicable regulations and laws subject to the terms and conditions of this Agreement (including, the Budget).

(P)	Manager shall ensure that all activities in connection with its performance of this Agreement are in accordance with Tennessee and all applicable federal laws. Manager shall promptly notify Owner of any notices of any violations issued by any governmental agency or authority and of requirements of the Board of Fire Underwriters or other similar body.

(Q)	Manager shall cooperate in providing documents reasonably requested by any constituent party during any Capital Event transaction.

(R)	Manager shall solicit bids from at least three (3) contractors, suppliers or materialmen, or any combination thereof (whichever shall be appropriate) for any contract for labor and/or material relating to the Property (i) upon request of Owner or (ii) which has an aggregate cost to Owner of more than Twenty Five Thousand and No/100 Dollars ($25,000.00).

(S)	Manager shall consult with Owner from time to time with respect to the operation and maintenance of the Property.

All of the foregoing shall be undertaken on behalf of, and in the name of Owner, who shall be responsible to third parties for all services, materials, utilities, supplies and agreements purchased or entered into by Manager in accordance with this Agreement; Manager shall be compensated for the foregoing by means of the Management Fee provided in Section 4 of this Agreement. In addition to the foregoing, Manager within 45 days after the date hereof shall prepare and submit to Owner a plan (the “Marketing Plan”) containing an analysis of the existing market for leasing the Property and Manager's advice and recommendations to accomplish lease- up of the Property.

3.2.         Management Employees

(A)	Manager shall have in its employ at all times sufficient staff of capable personnel for the proper maintenance and operation of the Property. Such personnel shall be employees of Manager and all matters pertaining to such personnel, including their employment, supervision, compensation, promotion and discharge, shall be the responsibility of Manager. All salaries, wages and other compensation of personnel employed by Manager hereunder, including fringe benefits, shall be deemed to be expenses of Manager (and Manager shall be responsible for all payroll and other taxes and all other deductions paid or made and/or required by law, and for preparing and filing all returns and other documents required under federal or local laws), subject to Section 3.2(B) below.

(B)	Manager shall be reimbursed for, and the Reimbursable Expenses shall include a pro rata share (based on the percentage of employee's total compensable time attributable to activities pertaining to the Property) of Manager's costs of the gross salary or wages ' including reasonable bonuses and vacation pay, payroll taxes, insurance, worker's compensation, and Manager's standard sick pay, and other reasonable benefits and payroll burdens of Manager's employees employed to properly, adequately, safely and economically manage, operate and maintain the Property excluding Manager's central office general and administrative personnel who supervise and direct Manager's employees. The number of the employees and amounts of their compensation may be adjusted, and an appropriate pro rata share therefor shall be specifically set forth in the Budget or as otherwise approved by the Owner.

3.3.         Rent Collection and Services with Respect to Leases

(A)	Manager shall use its diligent and commercially reasonable efforts to cause the Property to be fully rented to desirable tenants, and in connection therewith Manager shall have the exclusive authority and exclusive right to negotiate and execute leases with Tenants for the rent, and upon such other terms and conditions as Manager may, in its sole discretion, from time to time approve, provided Manager's policies and practices respecting rental rights and the like are consistent. with the policies, practices, leasing parameters and lease documents established from time to time by Owner in its sole discretion; provided further, that leases shall be on Owner's standard lease form, as updated from time to time, if Owner provides Manager with the same. Manager shall ensure that all leasing, real property advertising or real property brokerage activities for the Property conducted by Manager, its employees or agents, shall be in accordance with Tennessee and applicable federal law and Manager shall obtain all required licenses or other authorizations required under Tennessee and applicable federal law prior to conducting any such activities.

(B)	Manager shall, at the expense of Owner, use its diligent and commercially reasonable, good faith efforts to provide that the Tenants receive the services required to be provided by Owner under their Leases, to duly and punctually observe and perform on behalf of Owner all of Owner's obligations under the Leases, and to enforce, preserve and keep unimpaired the rights of Owner and the obligations of the Tenants under the Leases.

(C)	Manager shall use its diligent and commercially reasonable, good faith efforts to collect and enforce the collection of all rents and other charges payable by the Tenants under their Leases. Manager shall bill the Tenants for any additional rent in a timely manner so that such additional rent is not forfeited. Manager shall immediately deposit all rents and other sums collected by Manager in the Operating Account (as hereinafter defined).

(D)	Manager shall be authorized to pay from time to time as a Reimbursable Expense in connection with leasing of the residential or nonresidential portions of the Property leasing commissions to third party real estate brokers which have provided services in connection with such leasing in amounts agreed upon in advance by Owner.

(E)	Manager shall use its commercially reasonable efforts to enforce the terms of all tenant leases and to collect all rents and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Property, or any portion thereof. Manager shall collect and identify any income due Owner from miscellaneous services provided to tenants. All monies so collected shall be deposited in the Operating Account. After paying or reserving for current expenses provided for under the “Budget” (as that term is defined in Section 3.5(b)) and after providing for an operating reserve in the Operating Account in accordance with the Budget, the remaining balance in the Operating Account shall be transferred to an account approved by Owner, no later than the twentieth (20th) day of each calendar month, or to any other account as may be approved by Owner to Manager in writing from time to time (including the payment of any indebtedness due from Owner in connection with the Property).

(F)	Manager may, in the event of a default by a tenant under any tenant lease, terminate any such lease, lock out the tenant under such lease, institute any legal proceedings for the collection of rent with respect to such tenant, or institute proceedings for recovery of possession of the space leased under the lease in question, using Manager's commercially reasonable business judgment to enhance the value and quality of the Property. In connection with such suits or legal proceedings, legal counsel as selected by Manager shall be retained as a Reimbursable Expense. Additionally, Manager shall, in the event of a default by a tenant under any tenant lease, terminate any such lease, lock out the tenant under such lease, and/or institute any legal proceedings for the collection of rent with respect to such space leased under the lease in question, if Owner directs Manager to do so.

3.4.         Services with Respect to Contracts

Manager shall, at the expense of Owner, in accordance with the approved Budgets unless otherwise provided herein, duly and punctually pay and perform on behalf of Owner all of Owner's material obligations under the Contracts. Manager and Owner shall each use their respective diligent and commercially reasonable efforts to enforce, preserve and keep unimpaired the rights of Owner and the obligations of other parties under the Contracts, in accordance with said Contracts and this Agreement.

3.5.         Records and Reports

(A)	Generally. Manager shall deliver to Owner such reports with respect to Manager's services hereunder as Owner shall reasonably request from time to time. Specifically, on or before the 10th day of each month, Manager shall deliver to Owner the reports as shown pursuant to Schedule 3.5 attached hereto and made a part hereof. As applicable, the monthly reports described on Schedule 3.5 attached hereto shall be prepared on an accrual basis unless otherwise indicated or requested by Owner. In addition to revisions of existing monthly or annual reports, Manager will promptly furnish any other special information as required from time-to-time by Owner including, without limitation, weekly leasing status reports prepared on Manager's form. Records and reports contemplated under this Agreement shall be in compliance with any Financing loan documents. Manager agrees to cooperate with Owner in preparing any reports required by any lender in connection with any Financing.

(B)	Budgets. Within forty-five (45) days after the Effective Date and at least sixty (60) days before the beginning of each subsequent Fiscal Year, Manager shall prepare and deliver to Owner a proposed budget for the remainder of the current Fiscal Year or the ensuing Fiscal Year, as applicable. Owner may review and revise such budget in its sole discretion, and at such time as such budget (as may have been modified by Owner) has been approved by Owner (as approved, the “Budget”), Manager shall implement such Budget. Without affecting any other limitation imposed by this Agreement and except as may be expressly provided to the contrary elsewhere in this Agreement, Manager shall secure the prior written approval of Owner prior to incurring any liability or obligation for any category of expense not reflected on the Budget, or any increase of more than five percent (5%) for the expense of any item set forth in the Budget, as approved in writing by Owner. Owner will approve or disapprove each Budget within a reasonable time after the receipt of same, and Manager will make any changes in the Budget requested by Owner. If any proposed Budget for the upcoming calendar year is not approved prior to the start of such calendar year, then from January 1 until such time as Owner approves a Budget for such calendar year, a temporary Budget shall take effect which shall be equal to Owner's prior year's approved Budget increased by two and one half percent (2.5%) for all line items, except for taxes and/or any insurance premiums included in the prior year’s approved Budget as well as utilities, each of which shall equal the amount actually incurred for each such item during the interim period until a Budget is approved by Owner. Owner acknowledges that the Budget is intended only to be a reasonable estimate of the Property's income and expenses for the ensuing calendar year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Budget Notwithstanding the foregoing sentence, nothing shall reduce or eliminate Manager's duty to comply with all provisions hereunder pertaining to the Budget.

(C)	Books and Records.

(i)	Manager shall maintain, and keep at its main office accurate books, records and accounts of the management, operation and financial condition of the Property's operations.

(ii)	Owner shall at all times retain title to the information constituting such books, records and accounts. Manager shall, during the term of this Agreement, retain such books, records and accounts. Upon termination, Manager shall, at the expense of Owner, deliver such books and records or certified copies thereof (at Owner's sole discretion) to Owner at Owner's expense. Any and all computer programs, software and hardware utilized by Manager to maintain such books, records and accounts shall in all events remain the property of Manager.

(iii)	Upon reasonable written notice to Manager, Owner may, at its expense, inspect, audit and copy such books, records and accounts during regular business hours on a periodic or continuing basis by accountants retained by, or other representatives of Owner, and Manager shall cooperate with Owner and its representatives in connection with the same.

(iv)	Manager shall deliver a final accounting within thirty (30) days after the last day of the calendar month in which a termination occurs.

3.6.         Bank Accounts

(A)	Manager shall maintain the following bank account in the name of Owner as an Operating Account (the “Operating Account”). The Operating Account shall be maintained in the name of Owner at a bank as determined by Owner and reasonably approved by Manager, and in all instances subject to the terms of all Financing loan documents, including, without limitation, loan documents in connection with that certain loan by Fifth Third Bank secured by the Property and dated October 18, 2012, with the parties agreeing that Fifth Third Bank is an approved depository. At the Owner's discretion, the Operating Account may be in the name of the Manager as managing agent for the Owner. All funds deposited in such accounts or otherwise held by or in the name of Manager for the account of Owner shall be held by Manager in trust and shall not be commingled with Manager's other funds. Manager shall in no event have any liability in the event that the depository institution should fail, go into receivership or conservatorship or if such funds are otherwise not available for reasons beyond Manager's control or if Manager's or Manager's officer's or representative's authority to draw on said accounts is terminated and which is not due to Manager's negligence, fraud, malfeasance or reckless or criminal misconduct.

(B)	Manager shall maintain the following bank account in the name of Owner as a deposit account (the “Deposit Account”) for the holding of all deposit monies given by tenants or subtenants or guarantors in connection with leases or subleases of the Property or any portion thereof. The Deposit Account shall be maintained in the name of Owner at a bank as determined by Owner and reasonably approved by Manager, with the parties agreeing that Fifth Third Bank is an approved depository. At the Owner's discretion, the Deposit Account may be in the name of the Manager as managing agent for the Owner. The Deposit Account shall be separate from all other accounts of the Manager or Owner. All funds deposited in such accounts or otherwise held by or in the name of Manager for the account of Owner shall be held by Manager in trust and shall not be commingled with Manager's or Owner's other funds. Manager shall in no event have any liability in the event that the depository institution should fail, go into receivership or conservatorship or if such funds are otherwise not available for reasons beyond Manager's control or if Manager's or Manager's officer's or representative's authority to draw on said accounts is terminated and which is not due to Manager's negligence, fraud, malfeasance or reckless or criminal misconduct. Manager and Owner shall not pledge, hypothecate or otherwise use the monies in the Deposit Account in contravention of applicable law. Manager shall transfer funds from the Deposit Account to the Operating Account at least once a month or more frequently as necessary to fund the payment of expenses as outlined in Section 3.7.

(C)	The Management Fee and Reimbursable Expenses shall be deducted from the monthly remittance of funds in the Operating Account to Owner by Manager. If the excess operating funds are inadequate to pay such fees and Reimbursable Expenses, or if by virtue of the payment to Manager of the Management Fee, other fees explicitly and specifically set forth hereunder, and Reimbursable Expenses, a deficiency would be created .(and Manager has notified Owner in accordance with Section 3.7(B) below) Owner will pay to Manager such fees (or any portion thereof which exceeds the amount of excess operating funds) directly upon demand.

(D)	Manager shall provide an additional bank account for security, pet and all other deposits to be deposited promptly in the designated Deposit Account. As needed, Manager shall withdraw such amounts from the Deposit Account as are necessary to (i) repay a security deposit (or portion thereof) to a tenant as required in the terms of a Lease; and (ii) cause the transfer of a forfeited security deposit (or portion thereof) to the Owner's account.

3.7.         Payment of Expenses

(A)	Manager shall, to the extent of available funds over and above the aggregate sum of all security deposits, pay all expenses of operating the Property from the Operating Account in such amounts as are necessary to pay:

(i)	the Operating Expenses actually due and owing for such period;

(ii)	property insurance and property taxes; and

(iii)	mortgage interest expense and principal payments for Financings.

Manager shall have no obligation to make any Capital Expenditures.

(B)	If Manager is aware that the funds then on deposit in the Operating Account are insufficient or projected to be insufficient to cover the amounts which are necessary to pay the Operating Expenses for such month, Manager shall promptly notify Owner in writing. In no event shall Manager shall be obligated to use its own funds to advance funds for the payment of expenses.

(C)	Manager shall use the Operating Account to pay when due the following items in the following order of priority:

(i)	all real estate taxes as and when they become due, and, in any event before the date on which interest and/or any penalty becomes payable with respect thereto and, if directed by Owner, insurance premiums as and when they become due and payable with respect to the Property;

(ii)	if applicable, mortgage loan interest expense and principal for Financings;

(iii)	all utility charges as and when they become due and payable with respect to the Property;

(iv)	all other fees, costs and expenses payable pursuant to this Agreement, including all Management Fees and other fees and Reimbursable Expenses due to Manager under this Agreement;

(v)	all charges due and payable under the Contracts; and

(vi)	all amounts necessary to purchase supplies, tools, uniforms and other materials necessary for the proper maintenance and operation of the Property.

(D)	Subject to the following sentence, the Owner shall reimburse the Manager for all direct expenses incurred and paid by the Manager in connection with the management, operation and care of the Property pursuant to this Agreement which are consistent with the Budget, including Reimbursable Expenses. Such expenses shall not include (except as specifically provided herein or in the Schedules attached hereto) (i) the Manager's central office overhead or other central office general, leasing or administrative personnel or other expenses, (ii) travel expenses to and from the Property, (iii) the costs of providing the reports and documents to be provided pursuant to the provisions hereof, other than the costs and expenses incurred by on site staff and the Auditor's services hereunder, and (iv) costs and expenses (including overhead) attributable to services rendered by off site personnel of the Manager or its Affiliates in connection with the management of the Property, except to the extent of services actually rendered on or for the Property in accordance with the approved Budgets.

(E)	Notwithstanding the foregoing of this Section 3.7, in the event Manager hereafter advances any amounts from its own funds, rather than from the funds of Owner, to pay any portion of any expense or obligation hereunder, then Manager may reimburse itself from the Operating Account after providing Owner with at least two (2) business days' prior written notice, to the extent such advance was made pursuant to and in accordance with this Agreement. Any such reimbursement which Manager disburses to itself hereunder shall be accounted for by Manager in the next monthly report.

3.8          Tenant Relations; Special Services.

(A)	Manager shall administer a tenant relations program in order to maintain a high visibility of management presence and service to tenants of the Property.

(B)	Manager shall endeavor to furnish or cause to be furnished such additional services (collectively the “Special Services”) as may be requested from time to time by particular tenants. Manager shall bill the tenants in question the costs of such Special Services pursuant to their tenant leases, and collect from the tenants in question the amounts billed for such Special Services. Any such non-budgeted Special Services to be billed to and paid by Owner which will cost, in any one instance, in excess of Five Hundred and No/100 Dollars ($500.00), or, in the aggregate, in excess of One Thousand Five Hundred and No/100 Dollars ($1,500.00) shall not be provided without the prior written approval of Owner, such approval not to be unreasonably withheld or delayed by Owner.

4.            Manager's Compensation

4.1.         Management Fees

(A)	Owner shall pay Manager, and Manager shall accept, as compensation for Manager's management services during the Term of this Agreement a fee (“Management Fee”) on a monthly basis in an amount equal to the greater of (i) three percent (3%) of Gross Receipts (as defined below) of the Property actually collected during that month, or (ii) Four Thousand Five Hundred and No/100ths Dollars ($4,500.00).

(B)	The Management Fee for any month shall be paid as an Operating Expense on or prior to the last day of the month to which it relates. Manager is hereby authorized to pay itself the Management Fee from the Operating Account.

(C)	For the purposes of this Section 4.1, the term “Gross Receipts” shall mean, for any period of reference, all amounts actually collected by or on behalf of Owner as charges from or in respect of the Property, including, without limitation, if applicable, all rents, income and revenue derived from all sources whatsoever as a result of the operation of the Property, forfeited security deposits, non-refundable (or forfeited) pet fees and decorating fees, late charges, parking fees and revenues (net of any payments made to any third party operators of the parking facilities), cable television fees, utility fees, vending machine fees, application fees, cancellation fees, refunds, rebates and recoveries, but excluding interest or investment income; security deposits (unless and until forfeited); insurance proceeds (other than business interruption or rent loss insurance proceeds); tax refunds; Condemnation awards; dividends on insurance policies; proceeds of any Capital Event; any awards from suits unrelated to the collection of rent and related charges; rents· paid more than thirty (30) days in advance of the due date until the month in which such payments are to apply as rental income (and the proceeds from any buy-out of all or a portion of the remaining term of a lease, or from any damage claims against a tenant for lost rent, shall be amortized over the remaining term of the lease and included in gross revenue in equal monthly installments until the earlier of: (i) re-occupancy of the subject tenant's space under a new lease; or (ii) expiration of the term of the subject lease; monies collected for capital items which are paid for by tenants); sales tax on rents; tenant service income; and lease termination payments. “Gross Receipts” shall not include any revenues derived from the Property by a service provider or other third party (e.g., a cable television operator), but shall include any share of such revenues paid by such third party to Owner (or Manager on behalf of Owner) under any revenue participation or similar agreement, but only for and to the extent of amounts based on “penetration rates,” number of users signed up, or some similar tenant participation measure.

(D)	Owner and Manager acknowledge and agree that Manager would not have entered in to this Agreement but for the guarantee of at least twelve (12) months of Management Fees. Therefore, should Manager's services be terminated within twelve (12) months of commencement of this Agreement for any reason other than as set forth in Section 5.2(A) below, Manager shall be paid an early termination fee equal to twelve (12) months of Management Fees which would otherwise be payable to Manager hereunder (based on a stabilized income for the Property), less any Management Fees actually paid to Manager hereunder for periods prior to such termination, which early termination fee is to be paid to Manager within thirty-five (35) days of receipt of such termination notice.

(E)	Owner shall pay Manager a lease-up bonus of $20,000.00 in the event (i) this Agreement is terminated within twelve (12) months of commencement of this Agreement for any reason other than as set forth in Section 5.2(A) below, or (ii) Manager meets certain lease up goals as set forth in the Budget to be approved by Owner following the date of this Agreement. Such lease up bonus shall be paid to Manager within (a) thirty-five (35) days of receipt of any applicable termination notice, or (b) with the monthly Management Fee in the first calendar month following Manager's satisfaction of the lease up goals set forth in the Budget.

(F)	Owner shall pay Manager a construction supervision fee for supervising construction, renovation, or deferred maintenance work at the Property if Owner elects to have Manager serve in such capacity. The construction supervision services and corresponding fee shall be agreed upon by Owner and Manager prior to commencement of any such services and shall be payable monthly, based on the percentage of completion of .such work. Notwithstanding the foregoing, the terms and scope of any construction supervision services shall be mutually agreed upon by Owner and Manager prior to commencement of such services.

5.            Term

5.1.         Term

(A)	The term of this Agreement shall commence as of the date hereof and, subject to subsection B below, shall expire on the first (1st) anniversary of the date hereof (the “Initial Term”), unless extended or sooner terminated as hereinafter provided.

(B)	Following such Initial Term, this Agreement shall continue on a month-to-month basis and may be terminated, for any reason or for no reason, by either party giving thirty (30) days' prior written notice to the other party.

5.2.         Termination

(A)	Owner may terminate this Agreement at any time, effective immediately upon notice to Manager, if (i) Manager defaults in its obligations under this Agreement and the default is not cured within forty five (45) days after receipt by Manager of written notice thereof setting forth the default; or (ii) a petition for relief in bankruptcy or reorganization or arrangement is filed by or against Manager. Manager may terminate this Agreement, effective immediately upon notice to Owner, if Owner defaults in its obligations under this Agreement and the default is not cured within forty-five (45) days after receipt by Owner of written notice thereof setting forth the default.

(B)	Notwithstanding anything contained herein to the contrary, this Agreement shall automatically terminate (i) upon the consummation of any sale or other disposition of the Property by Owner, or (ii) upon thirty (30) days prior written notice from either party.

5.3.         Determination of Fees

Except as otherwise expressly provided in this Agreement, all fees and other sums payable by Owner to Manager hereunder (including the Management Fee) shall cease and be determined (subject to claims by Owner for Damages in connection with defaults by Manager) as of the expiration or Termination of this Agreement. Management Fees for partial months shall be pro rated on the basis of the number of days in said month and the number of days which have elapsed in said month on the date of termination of this Agreement.

6.            Miscellaneous

6.1.         Notices

All notices to either party hereunder shall be in writing and, unless otherwise specified herein, shall be delivered by hand, facsimile, United States registered or certified mail, return receipt requested, United States Express Mail, Federal Express, Airborne Express or any other national overnight express delivery service (in each case postage or delivery charges paid by the party giving such communication) addressed to the party to whom such communication is given at its address or facsimile number set forth below:

If to Owner at the address set forth above, with copies to:

23Hundred, LLC

c/o Stonehenge Real Estate Group, LLC

3200 West End Avenue, Suite 500

Nashville, TN 37203

Email: toddj@stonehengeinvestment.com

With a copy to:

Foltz Martin, LLC 3525 Piedmont Road

Building 5, Suite 750

Atlanta, Georgia 30305

Attention: Eric Wilensky

If to Manager, to:

Matrix Residential, LLC

5605 Glenridge Drive

Atlanta, Georgia 30342

Attention: Bruce Sanders

Facsimile: 404-835-1476

Unless otherwise specified herein, each such communication addressed and given as set forth above shall be effective (i) the date of delivery, of such communication; and (ii) if sent by mail as aforesaid, the date which is the date of receipt one (1) day after such communication is deposited in the mail, postage prepaid as aforesaid. Any party listed above may change its address under this Section 6.1 by notice to the other parties listed above, provided that no such address shall be located outside of the United States of America.

6.2.         Representations and Warranties

(A)	Manager represents and warrants to Owner that (i) Manager is a limited liability company, organized and validly existing and in good standing under the laws of the State of Georgia, and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance by Manager of this Agreement are within its power, have been authorized by all necessary corporate action and do not contravene any provision of its articles or operating agreement; (iii) this Agreement has been duly executed and delivered by Manager; (iv) this Agreement is a valid and binding obligation of Manager subject to applicable bankruptcy laws and the application of principles of equity; (v) the execution, delivery and performance by Manager of this Agreement do not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, indenture, mortgage, deed of trust, security deed, loan agreement or similar instrument, any Lease or any other material agreement or contract by which Manager, or its activities or the Property is bound or any applicable law or order, rule or regulation of any court or governmental authority having jurisdiction over Manager, its activities or the Property; and (vi) no order, permission, consent, approval license (other than those already held by Manager), authorization, registration or filing by or with any governmental authority having jurisdiction over Manager, its activities or the Property is required for the execution, delivery or performance by Manager of this Agreement.

(B)	Owner represents and warrants to Manager that (i) Owner is a limited liability company organized and validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance by Owner of this Agreement are within its power, have been authorized by all necessary company action and do not contravene any provision of its articles or operating agreement; (iii) this Agreement has been duly executed and delivered by Owner; (iv) this Agreement is a valid and binding obligation of Owner subject to applicable bankruptcy laws and the application of principles of equity; (v) the execution, delivery and performance by Owner of this Agreement do not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, indenture, mortgage, deed of trust, security deed, loan agreement or similar instrument, any Lease or any other material agreement or contract by which Owner, or its activities or the Property is bound, or any applicable law or order, rule or regulation of any court or governmental authority having jurisdiction over Owner, its activities or the Property; and (vi) no order, permission, consent, approval license (other than those already held by Owner), authorization, registration or filing by or with any governmental authority having jurisdiction over Owner, its activities or the Property is required for the execution, delivery or performance by Owner of this Agreement.

6.3.         No Partnership, etc.

Nothing in this Agreement shall be construed as making Owner or Manager partners, joint ventures or members of a joint enterprise or as creating between Owner and Manager any employer- employee relationship.

6.4.         Severability

If any provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the other provisions of this Agreement or the application of such provision to other Persons or circumstances shall not be effected thereby but shall continue to be valid and enforceable to the fullest extent permitted under applicable law.

6.5.         Modification

Except as specified herein, no provision of this Agreement shall be modified, waived or terminated except by an instrument in writing signed by Owner and Manager.

6.6.         Successors and Assigns

(A)	This Agreement shall be binding upon Manager and Owner and their respective successors and assigns, and all references in this Agreement to “Manager” and “Owner” shall include the respective successors and assigns of such parties.

(B)	This Agreement shall not be assigned by either party to any other party and shall not inure to the benefit to the respective successors and assigns of Manager and Owner unless such assignment has been approved in writing by the party against whom this Agreement is being enforced.

6.7.         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to principles of conflicts of laws and venue for all actions shall be in Shelby County, Tennessee. Each party, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right it may have to a trial by jury in any action brought with respect to this Agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any party to this Agreement. Manager shall not seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by the Owner except by a written instrument executed by Owner.

6.8.         Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

6.9.         Exclusive Benefit

Neither this Agreement nor any provision hereof nor any service, relationship or other matter alluded to herein shall inure to the benefit of any third party (except a successor or assign to the extent permitted under Section 6.6), to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants in such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or as many of such rights as the other party shall elect to void) except to receive any moneys which are due to the insolvent or bankrupt party.

6.10.       Competing Properties

The services to be rendered by Manager to Owner are not exclusive, and during the term of this Agreement, Manager and Affiliates of Manager may render services identical or similar to those required of Manager under this Agreement to other owners of real property, and may engage in the acquisition, development, management, operation, rental, sale, and exploitation of real property for their own account or benefit, provided the same shall not relieve Manager of any of its duties or obligations under this Agreement.

6.11.       Subordination

Manager shall, upon the request of Owner, subordinate this Agreement, and Manager's right to receive payments hereunder, to any first priority Financing in such manner as the lender(s) thereunder may reasonably request. Manager shall execute any subordination agreement or similar documents which such lender(s) may reasonably require in connection therewith. For purposes of the foregoing, it shall be reasonable for any such lender to require a subordination of this Agreement and Manager's right to receive payments hereunder in a manner and pursuant to documentation 'similar to that required by such lender in loans similar to the Financing being made to Owner; provided, however, that said documentation shall provide that (I) Manager shall be paid and reimbursed on a current basis immediately after amounts then payable to such lender are paid; and (2) in the event of a foreclosure or transfer in lieu of foreclosure, Manager shall not be required to continue to perform hereunder unless lender shall assume all of Owner's interest in and duties and obligations under this Agreement, including, without limitation, ongoing payment obligations to Manager from and after such foreclosure or transfer in lieu of foreclosure.

6.12.       Approvals

Anywhere in this Agreement that a consent or approval of a party or other Person is required, unless a specific standard (e.g., a reasonableness standard) for such approval or consent is specifically provided, such a consent or approval may be given or withheld in the sole and absolute discretion of the party or other Person whose consent or approval is required.

6.13.       Manager's Occupying Space at the Property

Manager and Owner hereby acknowledge and agree that for the duration of this Agreement Manager will occupy the leasing office for the Property located at the Building.

6.14.       Insurance

6.14.1    Owner's Requirements. Owner is responsible for and shall maintain the following coverages during the entire term of this agreement. Owner may be included on Manager's master policy as a Reimbursable Expense, reimbursable by Owner, if approved by Owner and Manager.

•	Property Insurance against “All Risk” of direct physical loss or damage to the Property in the amount of the full replacement value of the Property;

•	Commercial general liability insurance (occurrence form): policy with limits of:

$1,000,000	Per Occurrence Limit

$2,000,000	Per Location General Aggregate

$1,000,000	Personal and Advertising Injury Limit

$2,000,000	Products/Completed Operations Occurrence Aggregate;

The policy will not be amended to limit the coverages including contractual liability that are extended to the Property Manager as an Insured on a primary basis. (The standard Commercial General Liability policy defines the Insured's Property Manager as an Insured.)

•	Umbrella liability coverage in the amount of at least Five Million Dollars ($5,000,000) in excess over the above underlying policies and will include “Cross Liability” coverage.

If Owner places the coverage required in this Sec 6.14.1, Owner shall provide certificates of insurance showing Manager as an additional insured.

Unless requested and funded by Owner or from the Operating Account, Manager shall have no obligation to procure or maintain any of the insurance contemplated by this Section and shall not be liable to Owner or any other party for failure to procure or maintain any insurance not specifically requested by Owner.

Owner shall pay all insurance premiums unless Owner requests Manager to pay such insurance premiums, in which case payments of the insurance premiums shall be made by Manager from the Operating Account.

If Manager places the coverage, such insurance shall be placed with a company or companies acceptable to Owner, and shall be in form and substance satisfactory to Owner and shall include Owner as a named insured, with a provision giving Owner thirty (30) days written notice prior to cancellation or material modification of the coverage.

6.14.2    Manager's Requirements. Manager shall maintain the following insurance:

•	Workers' Compensation policy to provide statutory coverage including Employers Liability and Non-Occupational Disability Insurance in the following minimum amounts (or as otherwise required under Tennessee law, if greater):

$1,000,000 Each Accident

$1,000,000 Each Employee

$1,000,000 Policy Limit

The cost of this coverage, together with coverage for employee practice/liability coverage for all Property employees shall be considered an operating expense and will be reimbursable to the Manager from the Operating Account.

•	Automobile liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000) covering all owned, non-owned and hired vehicles used in connection with the Property, at Manager's sole cost and expense. Owner shall be named an Additional Insured;

•	Commercial General liability insurance (occurrence form): policy with limits of not less than One Million Dollars ($1,000,000) for each occurrence and general aggregate limits of not less than Two Million Dollars ($2,000,000) per location, at Manager's sole cost and expense.

•	Umbrella liability coverage of not less than Five Million Dollars ($5,000,000) per occurrence limit and Five Million Dollars ($5,000,000.00) general aggregate in excess over the above underlying policies including Commercial General Liability, Automobile Liability and Employers Liability, at Manager's sole cost and expense. The Umbrella policy will generally not apply to the Professional Liability. Owner shall be named as an Additional named Insured;

•	Professional liability insurance with limits no less than $2,000,000 aggregate covering errors and omissions of Manager related to all aspects of Manager's duties contained in this Agreement, at Manager's sole cost and expense;

•	Property insurance written on an “all risk” basis covering any personal property of Manager in an amount equal to the full replacement cost, at Manager's sole cost and expense; and

•	Crime/Employee Dishonesty Insurance covering all employees and officers of Manager who may handle, have access to, or be responsible for, Owner's monies with a limit of not less than One Million Dollars ($1,000,000.00).

Manager will ensure that Owner and Manager are named as an Additional Insured using an endorsement form at least as broad as the most recent edition of Additional Insured-Owner's, Lessors or Contractors Form B (CG2010/1185 addition or its equivalent), i.e., shall include on-going operations as well as completed operations. Certificates of Insurance of all such policies (and all renewals) shall be provided to Owner on or prior to the Effective Date and within fifteen (15) days after issuance of each renewal policy thereafter during the Term.

6.14.3   Waiver of Subrogation. Owner and Manager each hereby waive any right of subrogation and right of recovery or cause of action for loss to the extent that such injury or loss is paid by the insurance carrier providing fire, extended coverage, “All Risk” or similar policies covering real property or personal property. Owner and Manager each hereby waive any right of subrogation and right of recovery or cause of action for injury including death or disease to respective employees of either as covered by Workers' Compensation (or which would have been covered if Owner or Manager, as the case may be, was carrying the insurance required by this Agreement). Said waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained elsewhere in this Agreement. Written notice of the terms of the above mutual waivers shall be given to the insurance carriers of Owner and Manager if necessary to ensure the enforcement of said waivers on behalf of insurers who may otherwise assume the rights of Owner or Manager. If any contract requires that such party maintain any insurance coverage, Manager shall enforce such requirement under the contract and obtain insurance certificates and corresponding endorsements annually (or more frequently as required pursuant to the applicable contract) from each such party and review the certificates for compliance with the terms of such contract. Owner shall at any time have the right to audit on-site insurance certificates for contractual compliance.

6.14.4 Primary Coverage. In the event of any liability claim made against Owner and/or Manager which is covered under both Owner's Insurance and Manager's Insurance, Owner's liability policy (if different from Manager's liability policy) shall be the primary coverage. Such insurance may be blanketed with other insurance carried by Owner or any affiliate of Owner, in which case a pro rata share of the premiums will be chargeable to the Property as an operating expense. Owner or Owner's insurer will have the exclusive right (chargeable, at Owner's option, as an operating expense of the Property) to conduct the defense of any claim, demand or suit arising out of the ownership, operation or management of the Property.

[signatures commence on following page]

IN WITNESS WHEREOF, the Owner and Manager have executed and delivered this Agreement as of the date first above written.

OWNER:

23HUNDRED OWNER, LLC,
a Delaware limited liability company

By:	BR Stonehenge 23Hundred JV, LLC,
a Delaware limited liability company

By:	Stonehenge 23Hundred JV Member, LLC,
a Tennessee limited liability company,
as its Manager

By:	Stonehenge 23Hundred Manager, LLC,
Tennessee limited liability company,
as its Manager

By:	Stonehenge Real Estate Group, LLC,
a Georgia limited liability company,
as its Manager

By:	/s/ Todd Jackovich
Todd Jackovich, as its Manager

MANAGER:

MATRIX RESIDENTIAL, LLC,
a Georgia limited liability company

By:	/s/ Bruce Sanders
Name:	Bruce Sanders
Title:	CFO

EXHIBIT “A”

LEGAL DESCRIPTION

Being a tract of land lying in the City of Berry Hill, Davidson County, Tennessee and being more particularly described as follows:

Commencing at the intersection of the southerly right of-way line of Bradford Avenue, 50 feet in width and the easterly right-of-way line of Franklin Pike;

Thence North 71 deg 02 min 40 sec East, 24.81 feet to an existing hole in concrete on the southerly right-of way line of Bradford Avenue, being the true point of beginning for this tract;

Thence with the southerly right-·of-way line of Bradford Avenue, North 71 deg 02 min 40 sec East, 325.22 feet to an existing iron rod at a comer common with the property conveyed to Melpark Properties Management, L.P., of record in Book 11037, page 674 at the Register's Office for Davidson County, Tennessee;

Thence leaving the southerly right of way line of Bradford Avenue with the westerly line of said Melpark Properties Management. South 18 deg 30 min 38 sec East, 367.50 feet to an existing concrete monument on the northerly right-of-way line of Melpark Drive, right of-way width varies;

Thence with the northerly right-of-way line of Melpark Drive for the following three calls:

1)	South 71 deg 02 min 47 sec West, 150.00 feet to an existing iron rod,

2)	South 74 deg 01 min 17 sec West, 135.11 feet to an existing iron rod,

3)	South 70 deg 45 min 21 sec West, 40.02 feet to an existing iron rod at the beginning of a radius return to Franklin Pike;

Thence with a curve to the right having a radius of 25.00 feet, a curve length of 39.30 feet and a chord bearing and distance of North 63 deg 32 min 46 sec West, 35.38 feet 10 an existing concrete monument on the easterly right of way line of Franklin Pike;

Thence with the easterly right-of way line of Franklin Pike, North 18 dg 30 min 33 sec West, 310.68 feet to a radius return to Bradford Avenue;

Thence with a curve to the right having a radius of 25.00 feet, a curve length of 39.08 feet and a chord bearing and distance of North 26 deg 16 min 03 sec East, 35.22 feet to the point of beginning; containing 127,443 square feet or 2.926 acres more or less.

Being the same property conveyed to Horsepower. J.V. of record in Instrument Number 20120803-0069224 at the Register's Office for Davidson County, Tennessee.

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SCHEDULE 3.5

Schedule of Reports

On or before the twentieth (20th) day of each calendar month during the term of this Agreement, Manager shall deliver to Owner the following:

•	executive summary including an updated forecast, a marketing overview, occupancy and rental rate summary, traffic and turnover statistics as well as operational issues;

•	budget vs. actual variance report, monthly and year to date including variance explanations;

•	balance sheet of the Property as of the end of the preceding calendar month;

•	profit and loss statement showing the results of operations of the Property for the preceding calendar month and for the fiscal year to date;

•	cash flow report reconciled to cash account balances;

•	general ledger;

•	calculation of the management fee;

•	all bank statements and bank reconciliations;

•	aged schedule of delinquent accounts receivable and prepaid amounts by tenant;

•	aged schedule of unpaid bills

•	list of security deposits and a security deposit account reconciliation if such deposits are retained in a separate account;

•	current rent roll;

•	any other statements for the Property reasonably requested by Owner; and

•	A current inventory of personal property and equipment used in connection with the Property on request.

Exhibit A - Land

EXHIBIT “E”

FORM OF MEMORANDUM OF TENANCY IN COMMON AGREEMENT

RECORDING REQUESTED BY	)
WHEN RECORDED MAIL TO:	)
)
)

Bluerock Real Estate, LLC 712 Fifth Avenue, 9th Floor
New York, NY 10016)
Attention: Michael Konig	)

Above Space for Recorder's Use

MEMORANDUM OF TENANCY IN COMMON AGREEMENT

THIS MEMORANDUM OF TENANCY IN COMMON AGREEMENT (the “Memorandum”) is dated as of November                    , 2014, by and between 23HUNDRED, LLC, a Delaware limited liability company (“BR1 “), BGF 23HUNDRED, LLC, a Delaware limited liability company, and SH 23HUNDRED TIC, LLC, a Tennessee limited liability company (“Stonehenge”) (together with any other persons or parties who acquire an interest and assume the rights and obligations hereunder by written instrument, each sometimes referred to as a “Co-Tenant” or collectively as the “Co-Tenants”).

A.           The Co-Tenants have entered into that certain Tenancy in Common Agreement dated of even date hereof (the “TIC Agreement”), pertaining to certain real property more particularly described on Exhibit A attached hereto (the “Property”).

B.           The Co-Tenants have previously obtained or assumed a loan in the original principal amount of 23,569,000.00 made October 18, 2012 by Fifth Third Bank, for the financing of the Property (“Loan”) and, in connection therewith, entering into various documents evidencing and securing the Loan (the “Loan Documents”), including but not limited to the deed of trust previously recorded as a lien against the Property (the “Security Instrument”).

C.           This Memorandum is made and entered into solely for the purpose of providing notice of the TIC Agreement to all third parties.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Co-Tenants hereby declare and agree:

1.          The Co-Tenants hereby create a tenancy-in-common in order to coordinate all. actions taken with respect to the Property pursuant to the terms and provisions of the TIC Agreement. The TIC Agreement is hereby incorporated by this reference as if set forth herein in full.

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2.          The Co-Tenants have subordinated and hereby expressly subordinate the TIC Agreement to the Loan Documents, including the lien established pursuant to the Security Instrument.

3.          All communications with the Co-Tenants under this Agreement, including any inquiries regarding the specific terms of the TIC Agreement, should be addressed to Bluerock Real Estate, LLC, 712 Fifth Avenue, 9th Floor, New York, NY 10016 Attn. Michael Konig.

4.          To the extent of any inconsistency between the terms of the TIC Agreement and this Memorandum, the terms of the TIC Agreement shall prevail and control.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURES APPEAR ON THE FOLLOWING PAGES.

E-2

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date set forth above.

CO-TENANTS:

STONEHENGE:

By:

Name:

Its:

BR1:

By:

Name:

Its:

BR2:

By:

Name:

Its:

ADD APPLICABLE NOTARIES

E-3

EXHIBIT A

LEGAL DESCRIPTION

E-4

EXHIBIT “F”

Construction Contracts

1.	That certain AIA Document A201-2007 by and between Poole & Poole Architecture and 23Hundred, LLC dated October _, 2012;

2.	That certain AIA Document Al 02-2007 by and between Cambridge Builders & Contractors, LLC and The Winter Construction Company, a Joint Venture, and 23Hundred, LLC dated October 17, 2012.

E-5